                           [STATE OF NEW JERSEY SEAL]
                                                            Agenda Date: 9/26/01
                                                            Agenda Item:      2G


                              STATE OF NEW JERSEY
                           Board of Public Utilities
                               Two Gateway Center
                                Newark, NJ 07102


IN THE MATTER OF THE JOINT PETITION    )                 ENERGY
OF FIRSTENERGY CORP. AND JERSEY        )
CENTRAL POWER & LIGHT COMPANY, D/B/A   )
GPU ENERGY, FOR APPROVAL OF A CHANGE   )            ORDER OF APPROVAL
IN OWNERSHIP AND ACQUISITION OF        )
CONTROL OF A NEW JERSEY PUBLIC UTILITY )        BPU DOCKET NO. EM00110870
AND OTHER RELIEF                       )        OAL DOCKET NO. PUC 1585-01


                            (SERVICE LIST ATTACHED)


BY THE BOARD:

BACKGROUND

On November 9, 2000, FirstEnergy Corp. ("FirstEnergy") and Jersey Central Power & Light Company d/b/a GPU Energy ("JCP&L" or "GPU Energy")(collectively, "Joint Petitioners") filed a Joint Verified Petition with the Board of Public
Utilities ("Board") for approval, pursuant to N.J.S.A. 48.2-51.1, N.J.S.A. 48:3-10 and N.J.A.C. 14:1-5.10, of a change in ownership and acquisition of control of New Jersey public utility and other relief. Specifically, the Joint Petitioners are seeking all necessary Board approvals in connection with the acquisition by FirstEnergy of all the common stock of GPU, Inc. ("GPU"), the corporate parent that owns all the common stock of JCP&L. According to the Joint Petitioners, on August 8, 2000, FirstEnergy and GPU entered into an Agreement and Plan of Merger that provides for the merger of GPU, Inc. with and into FirstEnergy ("Merger Agreement"). As a result of the merger, FirstEnergy will acquire GPU's 100 percent ownership interest in JCP&L's common stock and JCP&L will become a wholly-owned subsidiary of FirstEnergy. To effect this merger, the Joint Petitioners also sought regulatory approvals from the Pennsylvania Public Utility Commission ("PAPUC"), New York State Public Service Commission ("NYPSC"), Nuclear Regulatory Commission ("NRC"), Federal Energy Regulatory Commission ("FERC"), Federal Communications Commission ("FCC") and Securities and Exchange Commission ("SEC").

FirstEnergy was organized as an Ohio corporation in 1996 and became an exempt holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") in 1997 in connection with the merger of Ohio Edison Company ("Ohio Edison") and Centerior Energy Corporation, a holding company formed in 1986 for the merger of the Cleveland Electric Illuminating Company ("Cleveland Electric") and the Toledo Edison Company ("Toledo Edison").
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Ohio Edison also owns all the outstanding common stock of Pennsylvania Power
Company ("Penn Power"), another FirstEnergy electric utility serving part of western Pennsylvania. Upon consummation of the proposed merger with GPU, FirstEnergy will become a registered holding company under PUHCA. Currently, FirstEnergy's combined service territory encompasses approximately 13,200 square miles in central and northern Ohio and western Pennsylvania. Together, FirstEnergy companies serve approximately 2.2 million customers in areas with populations totaling approximately 5.8 million.

FirstEnergy's four electric utility operating subsidiaries transferred the ownership of their high voltage transmission facilities -- approximately $1.2 billion worth of transmission assets -- in 2000 to American Transmission Systems, Inc. ("ATSI"), another FirstEnergy subsidiary. ATSI now owns and controls a transmission system of 7,100 circuit miles of transmission lines with voltages of 69 kilovolts and higher and 120 transmission substations with 37 interconnections with six other utilities, including its portion of a 345-kilovolt tie line with Pennsylvania Electric Company ("Penelec"). ATSI provides non-discriminatory open access transmission under the terms of its open access transmission tariff filed with the Federal Energy Regulatory Commission ("FERC").

JCP&L is a New Jersey electric public utility subject to the jurisdiction of the Board. JCP&L is engaged in the generation, purchase, transmission, distribution, and sale of electric energy and related utility services to nearly one million residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State, a territory having a population of approximately 2.6 million. JCP&L is a wholly owned subsidiary of GPU, which is a registered public utility holding company under PUHCA. Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") are Pennsylvania electric utilities that are also wholly owned subsidiaries of GPU and are affiliates of JCP&L. The three subsidiaries conduct their combined electric utility operations under the name "GPU Energy" in their respective states, collectively serving approximately 2.1 million customers in areas having a combined population of nearly five million. GPU Service, Inc. ("GPUS"), another subsidiary of GPU, provides accounting, administrative, legal, financial and other services to the three GPU Energy companies and to other GPU affiliates. Post-merger, JCP&L, Met-Ed and Penelec will be operating companies of FirstEnergy just as the electric public utilities Ohio Edison, Cleveland Electric, Toledo Edison and Penn Power are today.

The three GPU operating utility companies are currently members of PJM Interconnection, LLC ("PJM"), the independent system operator (ISO) for electric transmission facilities owned by mid-Atlantic investor-owned utilities with transmission assets in Pennsylvania, New Jersey, Maryland, Delaware and parts of Virginia and Washington, D.C. JCP&L, Met-Ed and Penelec will continue to be PJM members upon consummation of the merger transaction.

PROCEDURAL HISTORY

Simultaneously with the November 9, 2000 filing of their Verified Petition, Joint Petitioners submitted to the Board pre-filed direct testimony by Fred D. Hafer, Chairman, President and Chief Executive Officer of GPU, Inc., Anthony J. Alexander, President of FirstEnergy, Michael J. Chesser, President and Chief Executive Officer of GPU Energy (Including JCP&L), and Rodney Frame of Analysis Group/Economics, in support of their request for approval of the proposed merger.


                                       2           BPU Docket No. EM00080608
                                                   OAL Docket No. PUC1685-01
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Board Staff began propounding discovery on the initial filing and direct testimony in November 2000. On February 5, 2001, the Board transmitted this matter to the Office of Administrative Law ("OAL") for disposition while retaining issues related to "post-August 1, 2003 rates"(1) and "any issues related to compliance with the Board's May 1, 2000 Order in Docket No. EA99070485."(2) On February 28, 2001, Administrative Law Judge ("ALJ") McAfoos conducted a prehearing conference to establish the plenary hearing and discovery schedule and decide all pending intervention motions. Public hearings regarding the proposed merger were held on March 17, 2001 in Freehold and March 19, 2001 in Morristown.

By oral rulings on February 28, 2001, ALJ McAfoos granted intervenor status to Co-Steel, Inc ("Co-Steel"), Exelon Energy ("Exelon"), Independent Energy Producers of New Jersey ("IEPNJ"), New Jersey Business Users ("NJBUS"), NewPower Company ("NewPower"). Mid-Atlantic Power Supply Association ("MAPSA") and Shell Energy Services Company, LLC ("Shell") and granted New Jersey Natural Gas Company ("NJNG") participant status. PJM was granted intervenor status limited to matters related to the State's interest in reliability and interregional coordination of PJM bulk power transmission. The National Energy Marketers Association ("NEMA") was also granted intervenor status, but by letter dated March 28, 2001, withdrew its intervention. ALJ McAfoos memorialized his oral rulings on intervention in his March 28, 2001 prehearing order in this matter.

By Order dated April 12, 2001, ALJ McAfoos granted Enron Trade & Capital Service, Inc. ("Enron") intervenor status in this proceeding. By Order dated May 1, 2001, ALJ McAfoos denied PSEG Power, LLC's and PSEG Fossil, LLC's ("PSEG Companies") motion to intervene, but granted them participant status. In accordance with its enabling statute, N.J.S.A. 52:27E-18, the Division of the Ratepayer Advocate ("Ratepayer Advocate" or "RPA") is an automatic intervenor in the proceeding and was served with a copy of the Verified Petition at the time it was filed.

ALJ McAfoos' March 28, 2001 Prehearing Order also established a comprehensive schedule for completion of the proceedings before the OAL. In accordance with that schedule, intervenors filed direct testimony on or before April 16, 2001:
Barbara A. Alexander, David E. Peterson and James A. Rothschild each filed testimony on behalf of the Ratepayer Advocate while Bruce E. Biewald and David
A. Schlissel filed joint testimony on behalf of the Ratepayer Advocate. Michael
J. Kormos, Steven R. Herling and Joseph E. Bowring each filed testimony on behalf of PJM. Steven Gabel filed testimony on behalf of IEPNJ. John R. Bitler filed testimony on behalf of Co-Steel.

Joint Petitioners served a Notice of Filing and Notice of Public Hearings on each municipal and county clerk, executive or administrator within JCP&L's service area, and published a Notice of Public Hearings in over 50 daily and weekly newspapers circulated within JCP&L's service area. Pursuant to the notice, public hearings were held on April 17, 2001 in Freehold Township, New Jersey (located in the portion of JCP&L's service area referred to as the "Central Region"), and on April 19, 2001 in Morristown, New Jersey (located in the portion of JCP&L's service area referred to as the "Northern Region").

-------------------------------

(1) The Electric Discount and Energy Competition Act. N.J.S.A. 46:3-49 et seq. mandates certain rate reductions through August 1, 2003. N.J.S.A. 48:3-52. The Board will address post-August 1, 2003 rates in an appropriate future proceeding

(2) This Order, I/M/O the Board's Review and investigation of GPU Energy Electric Utility System's Reliability, BPU Docket No. EA99070485, directed GPU to comply with certain service reliability initiatives in response to electric demand stresses experienced by the company in July 1999.


                                                       BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

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On April 23, 2001, Joint Petitioners filed rebuttal testimony of Anthony J.
Alexander, Thomas C. Burgess, Earl T. Carey, Rodney Frame, Robert C. Kaiser, Richard H. Marsh and Michael B. Roche. Surrebuttal testimony was filed on
April 30, 2001 by Barbara A. Alexander, David E. Peterson and James A. Rothschild and jointly by Bruce E. Biewald and David A. Schlissel on behalf of the Ratepayer Advocate; and by Steven Gabel on behalf of IEPNJ. ALJ McAfoos conducted evidentiary hearings at the OAL's Newark offices on April 30, May 3, 7 and 8, 2001, during which more than 1,100 pages of testimony were transcribed and more than 100 exhibits were moved into evidence.

Joint Petitioners, Board Staff, the Ratepayer Advocate, Co-Steel, IEPNJ, PJM and Shell filed Initial Briefs on May 25, 2001. Joint Petitioners, the Ratepayer Advocate, Co-Steel, and PJM filed Reply Briefs on June 4, 2001. Board Staff and IEPNJ filed Letter Reply Briefs on June 4, 2001. Shell filed a letter indicating that it would rely on its Initial Brief. No other intervenors filed briefs. In their filed positions, Board Staff, the Ratepayer Advocate and other parties raised significant concerns about the potential impact of the merger on competition, employees, rates and reliability of service. Several parties also sought a demonstration of affirmative benefits to ratepayers from the merger and urged that restrictions be placed on FirstEnergy if it sought to remove the GPU System transmission assets from the operational control of PJM.

After all briefs had been filed, ALJ McAfoos convened a status conference among the parties on June 6, 2001. During that conference, ALJ McAfoos encouraged the parties to pursue further discussions in an attempt to amicably resolve the various issues raised regarding the merger as proposed. As a result, extensive settlement discussions between Joint Petitioners, Board Staff, the Ratepayer Advocate and intervenors were convened over the next two and one-half months. At the conclusion of those discussions, the Joint Petitioners, Board Staff, the Ratepayer Advocate, IEPNJ, Shell, Co-Steel and NewPower (collectively, "Signatory Parties") were able to negotiate and sign a proposed Stipulation of Settlement ("Stipulation") for the ALJ and the Board to consider.

On August 24, 2001, Joint Petitioners submitted the executed Stipulation to ALJ McAfoos on behalf of the Signatory Parties. Except for NJBUS, all other parties to the proceedings that did not sign the Stipulation (Enron, Exelon, MAPSA, NJNG, PJM and the PSEG Companies) filed letters of non-opposition or letters taking no position regarding the Stipulation. Green Mountain Energy Company, a member of MAPSA, also filed a letter expressing its support for the Stipulation. In addition, Joint Petitoners introduced into the record an additional 17 exhibits containing data and information supporting the Stipulation. On August 24, 2001, NJBUS filed comments opposing the Stipulation based on concerns that customers of third-party suppliers would not receive the full benefit of merger savings under the settlement agreement's approach and that the agreement left competitive concerns if FirstEnergy only had to comply with additional reporting requirements for sales of power to JCP&L on contracts exceeding 90 days in duration. The Joint Petitioners responded to NJBUS comments on August 28, 2001.

INITIAL DECISION

On August 28, 2001, ALJ McAfoos issued his Initial Decision. ALJ McAfoos found that the Signatory Parties to the Stipulation voluntarily agreed to a settlement in this matter and that the settlement fully disposes of all issues in controversy and is consistent with the law and the public interest. ALJ McAfoos found that the primary issue raised by NJBUS related to merger benefits for customers of third-party suppliers would more appropriately be addressed in


                                                       BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

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JCP&L's 2002 base rate case filing to be filed within the next 18 months, and that it was premature to address those issues at this point. With respect to NJBUS' other issues regarding notice of any short-term power sales by FirstEnergy affiliates to JCP&L, ALJ McAfoos concluded that such issues were "without merit" since any such power sales would remain constantly under the review of the Board and the Federal Energy Regulatory Commission and that adequate review was provided for under the terms of the Stipulation of Settlement. (ID at 3-4). The NJBUS issues are addressed in greater detail later in this Order. ALJ McAfoos further concluded that the Stipulation of Settlement meets the requirements of N.J.A.C. 1:1-19.1 and is in the public interest. Thus, the ALJ approved the Stipulation and filed it with the Board for its consideration. No exceptions or reply exceptions were filed by any party.

CONFIDENTIALITY ISSUES
----------------------

As noted above, on August 24, 2001, the Joint Petitioners submitted to the ALJ an executed Stipulation of Settlement. In addition, the Joint Petitioners introduced into evidence, without objection, additional exhibits, designated P-17 through P-33, containing data and information supporting the Stipulation. As stated on the record in the transcript of the proceedings before the ALJ, "FirstEnergy and JCP&L view certain of the information contained in certain of these responses as sensitive corporate commercial information, especially insofar as it relates to post merger employees of staff levels and that it is entitled to confidential protection." (8/24/01 Transcript at 7-8).

BPU Staff did not agree that the information is entitled to confidential treatment. However, in the interest in moving the proceeding forward on a timely basis, the Joint Petitioners, Staff and the Ratepayer Advocate reached agreement as to the procedures that would be followed regarding this information. The specific documents covered by the agreement are set forth on page 9 of the transcript and include all or parts of Exhibits P-17, P-18, P-23, P-25, P-28 and P-32. It was agreed that:

     1. the information will be submitted and included in the record of the proceeding;

     2. in the event any person requests access to or disclosure of that information, Staff will provide notice of that request to the Joint Petitioners;

     3. Joint Petitioners, within five business days of that notification may apply to the Board to protect that information or to limit disclosure of such information;

     4. if such a request is not made within that period, the information is free to be disclosed by the Board;

     5. if such a request is made within that five day period, disclosure will be delayed until such time as a final decision is made with respect to its protection; and

     6. the agreement will remain in effect for 90 days after the consummation of the merger, at which time all information becomes part of the public record.

The Board notes that the usual practice for requesting confidential treatment is for the movant to file a motion, supported by affidavit, detailing with specificity the reasons for the request. This procedure was not followed in this case. Nonetheless, in light of the unusual circumstances of this case, the need to resolve this matter expeditiously, the limited nature and duration of the

                                                      BPU Docket No. EM0008DS08
                                                      OAL Docket No. PUC 1585-01
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request, the fact that all parties have received access to the information subject to a preliminary confidentiality agreement, and that all parties and the ALJ have agreed to this procedure, the Board will adopt the above described procedure for this case only, which shall not have any precedential effect for other cases involving these or other parties. The Board notes that, if a request for disclosure is made, the Joint Petitioners, will have the burden of proof to demonstrate the need for confidential treatment.

STANDARD OF REVIEW
------------------

The joint petition was filed pursuant to N.J.S.A. 48:2-51.1, N.J.S.A. 48:3-10 and N.J.A.C. 14:1-5.10. N.J.S.A. 48:3-10 prohibits any public utility in this State from selling or transferring any share or shares of its capital stock to any other public utility, unless authorized to do so by the Board. Prior Board approval is also required before any sale or transfer of stock of a public utility that would vest in any corporation or person a majority interest in the capital stock of the public utility. N.J.A.C. 14:1-5.10 lists certain documentation that must accompany a petition to transfer shares of stock of a public utility made pursuant to N.J.S.A. 48:3-10.

N.J.S.A. 48:2-51.1 describes various specific issues to be evaluated by the Board when considering a request to acquire or seek to acquire control of a public utility, directly or indirectly. In particular, this statute requires the Board to consider the effect of the proposed acquisition on: (1) competition; (2) the rates of ratepayers affected by the acquisition of control; (3) the employees of the affected public utility; and (4) the provision of safe and adequate utility service at just and reasonable rates. Specifically, N.J.S.A. 48:2-51.1 provides that:

          No person shall acquire or seek to acquire control of a public utility directly or indirectly through the medium of an affiliated or parent corporation or organization, or through the purchase of shares, the election of a board of directors, the acquisition of proxies to vote for the election of directors, or through any other manner, without requesting and receiving the written approval of the Board of Public Utilities. Any agreement reached, or any other action taken, in violation of this act shall be void. In considering a request for approval of an acquisition of control, the Board shall evaluate the impact of the acquisition on competition, on the rates of ratepayers affected by the acquisition of control, on the employees of the affected public utility or utilities, and on the provision of safe and adequate utility service at just and reasonable rates. The Board shall accompany its decision on a request for approval of an acquisition of control with a written report detailing the basis for its decision, including findings of fact and conclusions of law.

The statute does not specify which standard of review the Administrative Law Judge and the Board should use in evaluating the impact of mergers on the four criteria set forth in N.J.S.A. 48:2-5.1.

Under a "no-harm" standard, the Board must be satisfied that there would be no adverse impact on the provision of safe, adequate and proper service at just and reasonable rates and no adverse impact on the other criteria delineated in N.J.S.A. 48:2-51.1. Under a "positive benefits" standard, the petitioners would be required to show that positive benefits will flow to

                                                      BPU Docket No. EM00080808
                                                      OAL Docket No. PUC 1585-01
customers as a result of the proposed change in ownership, rather than merely requiring the continuation of safe, adequate and proper service at just and reasonable rates and no adverse impact on the other criteria delineated in N.J.S.A. 48:2-51.1.

In its Final Decision and Order in I/M/O Petition of Atlantic City Electric and Conectiv, Inc. for Approval of a Change in Ownership and Control ("Conectiv"), January 7, 1998, Docket No. EM97020103, the Board considered the issue of the appropriate standard of review to be used to evaluate a filing seeking approval for a change in control of an electric public utility under the above statute. The Board determined that the "no harm" standard, rather than the "positive benefits" standard, should be utilized when reviewing filings seeking approval of a change in control of a public utility under the above statute. Citing the Administrative Law Judge's discussion of this issue in his initial Decision in Conectiv, the Board noted that it has used the "no harm" standard in the vast majority of cases involving acquisitions and mergers of utilities. After an analysis of the relevant cases, the Board concluded:

          [A]dherence to a "no harm" standard is reasonable. In this regard, the Board believes that it would be unreasonable to insist in this case that Petitioners prove that positive benefits will accrue as a result of the proposed merger, when the use of the "no harm" standard is sufficient to ensure the continuation of safe, adequate and proper service at reasonable rates and adherence to the other requirements of N.J.S.A. 48:2-51.1.

          [Conectiv at 6.]

In a subsequent Order, I/M/O Consideration of the Joint Petition of Orange and Rockland Utilities, Inc. for Approval of the Agreement and Plan of Merger and Transfer of Control ("RECO"), BPU Docket No. EM98070433, dated April 1, 1999, the Board, relying upon its Conectiv decision, again determined that a "no harm" standard of review should be utilized when evaluating such petitions.

Consistent with the Board's decisions in Conectiv and RECO, the Board FINDS that adherence to the "no harm" standard of review is reasonable in this case and sufficient to ensure the continuation of safe, adequate and proper service at just and reasonable rates, as well as adherence to the other requirements of N.J.S.A. 48:2-51.1.

Even though the Board's conclusion is that the Joint Petitioners need only prove no adverse impact resulting from the merger, the Stipulation of Settlement contains provisions to assure the flow through to customers of certain anticipated "benefits" resulting from the proposed merger. Because the issue of the appropriate treatment of these "benefits" is before the Board, it will examine whether the calculation of these benefits is properly derived by the petitioners and whether, under the Stipulation before the Board, the benefits are equitably shared with ratepayers.

JOINT PETITION

In their initial filing, the Joint Petitioners present information describing a number of benefits that they believe the consummation of the proposed merger would produce. The Joint Petitioners assert that the proposed transaction provides benefits to shareholders and customers of FirstEnergy, GPU and their public utility subsidiaries and that, as of the date of filing the Joint


                                       7              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

Petition, the combined company would have assets of approximately $40 billion and would be the sixth largest investor-owned electric utility system in the United States, based on the number of customers it will serve. The Joint Petitioners assert that the size, scale and scope of the combined company will enable it to compete more effectively in the increasingly competitive electric utility industry. The Joint Petitioners further assert that the combined company will possess the management, employee experience, technical expertise, retail customer base, energy and related services platform and financial resources to grow and succeed in the rapidly changing energy marketplace.

According to the Joint Petitioners' initial filing, it has become apparent over the last few years that the evolving competitive electricity market requires successful industry participants to seek and create economies of scale, reduce duplicative activities and practices, and enhance operating and procurement efficiencies. The Joint Petitioners assert that by combining their resources, their years of utility experience and expertise, GPU and FirstEnergy will significantly enhance each other's overall capabilities, and that the sum of these companies will be stronger than their individual components. The Joint Petitioners also argue that the merger will create a larger, stronger parent company that is better positioned to compete and attract capital on reasonable terms for its public utility subsidiaries. The Joint Petitioners further argue that the new FirstEnergy will reach a significant milestone in size, allowing it the enhanced capability to invest in new facilities and emerging technologies, and that the combined company will have a greater capability to provide customers with a wider array of energy services and products than either company could do on a stand-alone basis.

As part of the Joint Petition, Fred D. Hafer, President and Chief Operating Officer of GPU, provided pre-filed testimony, attached to the Joint Petition as Exhibit C, providing an overview of the proposed merger, its anticipated benefits, and the continued corporate presence of JCP&L in New Jersey. Anthony
J. Alexander, President of FirstEnergy, also provided pre-filed testimony, attached to the Joint Petition as Exhibit D, discussing the proposed transaction and setting forth the policies which FirstEnergy intends to employ as the prospective parent of JCP&L, as well as the benefits of the proposed merger to JCP&L customers. Michael Chesser, President and Chief Executive Officer of GPU Energy, provided pre-filed testimony, attached to the Joint Petition as Exhibit E, discussing the impact of the proposed merger on service-related issues.

The Joint Petitioners assert that, since the proposed transaction would constitute the indirect acquisition of control by FirstEnergy of JCP&L, consummation of the proposed transaction requires FirstEnergy to request and receive Board approval pursuant to N.J.S.A. 48:2-51.1. FirstEnergy asserts that it seeks such approval by way of the Joint Petition. The Joint Petitioners also assert that consummation of the proposed transaction will result in the transfer upon the books of JCP&L of the ownership of 100 percent of the outstanding shares of the JCP&L common capital stock, consisting of 15,371,270 shares, $10 par value, from GPU to FirstEnergy. The Joint Petitioners assert that such transfer of ownership will vest 100 percent of the voting control of JCP&L in FirstEnergy, and that JCP&L may not make or permit such a stock transfer unless authorized to do so by the Board, pursuant to N.J.S.A. 48:3-10 and N.J.A.C. 14:1-5.10. JCP&L asserts that it seeks such authorization by way of the Joint Petition. The Joint Petitioners further assert that FirstEnergy will have a service company to provide certain services to its subsidiaries, including JCP&L, with the costs of services provided being fairly allocated to all subsidiaries. FirstEnergy asserts that it will seek Board approval of any new service agreement in accordance with N.J.S.A. 48:3-7.1.


                                       8              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

The Joint Petitioners assert that the proposed transaction will have no adverse impact on competition in the supply and distribution of electric energy in New Jersey, as the GPU Energy companies have divested substantially all of their generation assets, so that there will be no change in the concentration of generation ownership as a result of the proposed merger. The Joint Petitioners also assert that the GPU Energy companies will continue to operate and provide electric utility service in their present respective franchise territories under the same market conditions as currently exist, and they will remain subject to the same ongoing respective regulatory jurisdiction of the Board and the Pennsylvania Public Utility Commission. FirstEnergy asserts that, to the extent it is or may become further active in the retail electric generation market in New Jersey, or may engage in the sale of other competitive products or services in this State, it will do so through one or more separate affiliated entities. The Joint Petitioners assert that JCP&L will remain subject to the Board's affiliate relations standards with respect to its relationships with any FirstEnergy affiliates.

The Joint Petitioners further assert that the proposed transaction will have no adverse impact on JCP&L's electric tariff and rates charged to its New Jersey customers, the rates will not change or be otherwise affected as a result of the proposed merger, and no merger-related costs in excess of merger-related savings will become part of JCP&L's cost of service for ratemaking purposes. The Joint Petitioners acknowledge that, pursuant to the Electric Discount and Energy Competition Act ("EDECA" or "Act"), N.J.S.A. 48:3-49 et seq., absent an impairment of its financial integrity, JCP&L's customer rates are essentially capped during a transition period that ends on July 31, 2003, and are subject to the Board's continuing jurisdiction thereafter.

The Joint Petitioners assert their anticipation that, over time, the proposed merger will permit them to eliminate certain duplicative activities and will allow for the more efficient use of their combined staffing, particularly with respect to corporate and administrative positions at the service company and holding company levels. FirstEnergy asserts that it will consider JCP&L employees for positions with the combined company resulting from the merger, using criteria including previous work history, job experience and other qualifications. FirstEnergy also asserts that all of JCP&L's existing contracts, agreements, collective bargaining agreements and commitments which apply to any current of former employees of JCP&L, which were entered into prior to the date of execution of the Merger Agreement or are otherwise provided for in or by the Merger Agreement, will be honored and in no way affected by the proposed merger. The Joint Petitioners assert that, as required by N.J.S.A. 48:3-10, JCP&L will continue to be able to satisfy and fulfill its present obligations to all its employees with respect to all pre-existing pension and retirement benefits, whether presently vested or contingent, as they become due.

FirstEnergy asserts that it is committed to the provision of safe and reliable service through all of its utility subsidiaries and will assure that there are sufficient operating/line personnel and managerial staff within JCP&L's service territory to fulfill that commitment. FirstEnergy also asserts that, as described in Mr. Alexander's testimony, it has a superior safety record with its employees and will apply the same high standards with respect to JCP&L's employees. FirstEnergy further asserts that it will assure that any merger-related staffing reductions in JCP&L's distribution system operations and maintenance group will be made in conformance with the Board Order, dated May 1, 2000, in Docket No. EA99070485, issued in connection with the Board's review and investigation of the reliability of JCP&L's distribution System.

The Joint Petitioners assert that the proposed transaction will have no adverse impact on JCP&L's continued ability to provide safe, adequate and proper utility service to its customers in New Jersey, nor will it affect the Board's continuing jurisdiction over the adequacy and reliability

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
of customer service. The Joint Petitioners assert that, although the headquarters of the combined company will be located in Akron, Ohio. FirstEnergy has agreed that JCP&L will maintain offices in Morristown, New Jersey. The Joint Petitioners also assert that the combined company will continue to use the "GPU Energy" name in connection with the provision of services to customers of the GPU Energy companies, unless otherwise determined by the combined company, while reflecting the combined company's affiliation with FirstEnergy. The Joint Petitioners further assert that JCP&L will continue its programs in compliance with the Board Phase I and Phase II Orders issued in the Board's outage and reliability investigations in Docket Nos. EX99100763 and EA99070485, will cooperate in connection with the Board's Phase III review and will be subject to the Board's Proposed Interim Electric Distribution Service Reliability and Quality Standards, published on August 21, 2000, in the New Jersey Register, when adopted by the Board. FirstEnergy asserts that it is committed to working with the Board toward promulgation of appropriate reliability standards and to supporting JCP&L in its efforts to meet these standards.

The Joint Petitioners assert that local control over operations of JCP&L will be preserved. FirstEnergy asserts that its operating companies have been organized in such a way as to delegate operating responsibility and authority to regional management, rather than to central control. JCP&L asserts that, as explained in Mr. Chesser's testimony, GPU Energy is in the process of being reorganized on the basis of a regional model that is consistent with FirstEnergy's business philosophy. The Joint Petitioners argue that, initially, JCP&L's service territory will be segmented into two regions, each of which will have designated to it a Regional President. The Company asserts that the Regional President and his/her staff will have the authority and the obligation to oversee the region's distribution operations, its relationships with the communities it serves, and the responsibility for maintaining and improving local reliability and customer service quality.

OTHER PARTIES' POSITIONS
------------------------

In testimony and/or briefs, the Ratepayer Advocate, various intervenors and Board Staff raised a number of concerns related to the proposed merger's impact on competition, rates, employees and service quality and reliability. The Ratepayer Advocate, Shell, IEPNJ, Co-Steel and PJM all argued that approval of the merger should be contingent upon a number of conditions. Board Staff recommended that Joint Petitioners' request for unconditional approval of the merger as filed be denied "based on the failure of the Joint Petitioners to provide sufficient information to support the various claims of 'no harm', and the failure of the Joint Petitioners to provide sufficient commitments to assure that potential benefits would materialize for the ratepayers of JCP&L." Staff also argued that "the failure of Joint Petitioners to seriously attempt quantification of the various costs and benefits of the merger precluded any meaningful testing of the potential benefits and costs necessary to meet the 'no harm' standard of review." (Staff Brief at 67).

Among the conditions proposed by various parties in briefs as prerequisites to merger approval were that:

     1. FirstEnergy not withdraw JCP&L's transmission assets from PJM (Ratepayer Advocate and PJM);

     2. FirstEnergy commit to construct new peaking generation in eastern PJM (Co-Steel).

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     3.   FirstEnergy adopt a business structure compliant with requirements of
          EDECA and the Board's affiliate relations standards to address fair competition concerns (Shell);

     4. FirstEnergy separate its generation business from GPU's distribution business, adopt safeguards to prohibit anti-competitive behavior and file a compliance plan with the Board (IEPNJ and Shell);

     5. FirstEnergy share merger savings equitably with JCP&L ratepayers (Ratepayer Advocate, Shell, Co-Steel);

     6. Joint Petitioners demonstrate that the merger will enhance JCP&L's energy supply options or reduce either basic generation service ("BGS") costs or JCP&L's deferred balance (Ratepayer Advocate);

     7. Joint Petitioners be precluded from recovering merger costs (Ratepayer Advocate and Shell);

     8. JCP&L ratepayers be insulated from any risk or exposure connected with FirstEnergy's nuclear or fossil generation assets (Ratepayer Advocate);

     9. Joint Petitioners file for Board review and approval of the new service company and all cost allocation formulas (Ratepayer Advocate);

     10. there be some provision imposed to enable a review of dual capital structures in a JCP&L rate case to insulate ratepayers from any increase in capital costs a merger might cause (Ratepayer Advocate);

     11. a formula be adopted for any merger-related employee reductions to balance the need to avoid undue harm to JCP&L's employees against FirstEnergy's "best practices" approach to staffing (Shell);

     12. measures be taken to protect JCP&L employees from unreasonable or disparate treatment and maintenance of a utility corporate headquarters in New Jersey (Ratepayer Advocate);

     13. FirstEnergy and JCP&L implement an enhanced service quality and reliability index in New Jersey Joint Petitioners commit to continued improvement of service reliability in JCP&L's New Jersey service territory (Ratepayer Advocate).

As noted in the Stipulation, through the settlement process, the Signatory Parties were able to secure sufficient information and commitments to arrive at an agreement that the proposed merger, with the Stipulation of Settlement and its conditions, adequately address the above concerns, thereby satisfying the no harm standard of review. ALJ McAfoos concurred in his Initial Decision and transmitted the case back to the Board for its final determination. It is the Board's responsibility under N.J.S.A. 48:2-51.1 to evaluate the impact of the proposed merger on competition, rates, employees and service and determine whether the merger is in the public interest.



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
DISCUSSION AND FINDINGS

Impact on Competition

N.J.S.A. 48:2-51.1 requires that "in considering a request for approval of an acquisition of control, the [B]oard shall evaluate the impact of the acquisition on competition.." In the instant matter, an assessment of such an impact on competition would involve an estimation of the degree of anti-competitive "market power" achievable by the merged GPU and FirstEnergy company in New Jersey. In reviewing this issue, the Board is guided by N.J.S.A. 48:3-59(a), which states in part:

          ...the board may require that an electric public utility either..

          (2) [d]ivest to an unaffiliated company all or a portion of its electric generation assets and operations, upon a finding by the board, that such divestiture is necessary because the concentration or location of electric generation facilities under the electric public utility's ownership or control enable it to exercise market control that adversely affects the formation of a competitive electricity generation market and adversely affects retail electric supply customers by enabling the electric public utility or its related competitive business segment to gain an unfair competitive advantage or otherwise charge non-competitive prices.

Thus, in evaluating the Stipulation for this merger between GPU and FirstEnergy, the Board must evaluate whether the Stipulation will allow an efficient and fully competitive electric power market that sufficiently protects against FirstEnergy's influence over market prices for power. This is of particular importance to the Board given the fact that the merger will result in an energy company that has maintained its generation segment of its energy business.

FirstEnergy currently has fourteen subsidiaries, including FirstEnergy Solutions. One of FirstEnergy Solutions' wholly owned subsidiaries is GenCo, an exempt wholesale generator ("EWG") that operates FirstEnergy's owned fossil fuel generating plants and the Seneca pumped storage facility. Many of these generating facilities are leased from FirstEnergy operating companies. The FirstEnergy operating companies include Ohio Edison and Penn Power, Cleveland Electric and Toledo Edison. Ohio Edison owns several coal-fired units and jointly owns with Penn Power several additional coal-fired units. Currently, Ohio Valley Electric Corporation ("OVEC") and Indiana Kentucky Electric Corporation ("IKEC"), generation companies in which Ohio Edison, Toledo Edison and Penn Power have minority ownership interests, each independently own coal-fired facilities. Cleveland Electric and Toledo Edison also independently own other coal-fired facilities. FirstEnergy contemplates transferring its ownership of coal and nuclear generating facilities to GenCo. Presently, FirstEnergy Nuclear Operating Company ("FENOC"), one of the fourteen subsidiaries of FirstEnergy, operates the Davis-Besse Nuclear Power Station, the Perry Nuclear Power Plant and the Beaver Valley Nuclear Units.

Under FirstEnergy's Corporate Separation Plan, which was implemented in January 2001, FirstEnergy divided its operations into three separate business units: a Competitive Service Unit, which provides all competitive electric services, including generation related services; a Corporate Support Services Unit, which provides centralized and common services to the other units; and a Utility Services Unit, which owns, operates and controls FirstEnergy transmission



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
and distribution facilities. Not until final implementation of the Corporate Separation Plan will all operating company generation facilities be owned and operated by FirstEnergy Solutions. Presently, all fossil generation facilities are operated by FirstEnergy Solutions' GenCo and all nuclear plants are operated by FENOC. American Transmission Systems, Inc. owns and operates major high-voltage transmission facilities, which were acquired from FirstEnergy operating companies.

GPU made a voluntary business decision to divest its generation assets, which is permitted, but not required by EDECA, N.J.S.A. 48:3-59. On February 16, 1999, JCP&L filed a petition with the Board seeking approval of the sale of its non-nuclear generation assets and certain real and personal property and the sublease of certain other interest to Sithe Energies, Inc. ("Sithe").(3) On November 4, 1999, the Board rendered a decision approving the sale of JCP&L's non-nuclear generation assets to Sithe. On December 15, 1999, the Board approved the sale of GPU's TMI-1 nuclear generating facility to AmerGen.(4) In a third decision, dated July 28, 2000, the Board approved JCP&L's sale of its Oyster Creek Nuclear Generating Station to AmerGen, subject to certain modifications to JCP&L's proposed rate treatment of the revenues received from the sale.(6)

In evaluating the merger between GPU and FirstEnergy, market control must be reviewed in light of the fact that, unlike GPU, FirstEnergy retains considerable generation assets. Thus, the impact on competition is a real concern. During the proceeding, the Ratepayer Advocate argued that FirstEnergy's own analyses show that the company dominates its own market area. The Ratepayer Advocate asserted that this dominance could potentially influence the cost of power to other markets, including PJM. Moreover, both the RPA and the IEPNJ expressed concern regarding FirstEnergy's lack of any commitment to maintain GPU's membership in PJM and thus GPU's transmission assets as part of PJM. A number of parties, including IEPNJ believe that without continued membership in PJM an unreliable market could result. Moreover, without continued membership in PJM, it is unclear whether FirstEnergy would achieve preferential rights to the limited import capability into PJM. IEPNJ also raised concerns regarding GPU's procurement of power from FirstEnergy, arguing that it should be done in a manner that is neutral to FirstEnergy's owned or planned generation and in accordance with the Board's code of conduct as set forth in the Affiliate Relations, Fair Competition and Accounting Standards and Related Reporting Requirements ("Affiliate Relations Standards") approved by Board Order on March 15, 2000 in BPU Docket No. EX99030182, and codified as N.J.A.C. 14:4-5.1 et seq.

-----------------------------

(3) I/M/O the Verified Petition of Jersey Central Power and Light Company, d/b/a GPU Energy, Seeking (a) Approval of the Sale of its Non-nuclear Generation Assets and Certain Additional Real and Personal Property, and the Sublease of Other Certain Interests, Pursuant to N.J.S.A. 48:3-7, (b) Specific Determination Allowing the Non-nuclear Generation Assets of Jersey Central Power and Light Company, Metropolitan Edison Company, Pennsylvania Electric Company to be an Eligible Facility Pursuant to Section 32 of the Public Utility Holding Company Act of 1936 and (c) a Waiver of the Advertising Requirements of N.J.A.C. 14:1-5.6(b). Decision and Order dated November 4, 1998 BPU Docket No. EM88020087.

(4) I/M/O the Verified Petition of Jersey Central Power and Light Company, d/b/a GPU Energy, Seeking Approval of the Sale of the Company's interest in the Three Mile Island Unit 1 Nuclear Generating Facility Pursuant to N.J.S.A. 48:3-7. A Specified Determination Allowing the Three Mile Island Unit 1 Nuclear
Generating Facility to be an Eligible Facility Pursuant to Section 32 of the Public Utility Holding Company Act of 1936 and a Waiver of the Advertising Requirements of N.J.A.C. 14:1-5.6(b). Summary Order dated December 15, 1999. BPU Docket No. EM98121408.

(5) I/M/O the Verified Petition of Jersey Central Power and Light Company, d/b/a GPU Energy, Seeking Approval of the Sale of the Oyster Creek Nuclear Generating Station Pursuant to N.J.S.A. 48:3-7. A Specified Determination Allowing Oyster Creek Nuclear Generating Station to be an Eligible Facility Pursuant to Section 32 of the Public Utility Holding Company Act of 1936 and a Waiver of the Advertising Requirements of N.J.A.C. 14:1-5.6(b). Summary Order dated July 28, 2000. BPU Docket No. EM99120917.


                                       13
                                                       BPU Docket No. EM00080608
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
Staff and the Ratepayer Advocate and other parties worked with the Joint Petitioners in this proceeding to ensure the Stipulation addressed shared concerns of market concentration, market power over price, and the possibility of abandoning GPU's PJM membership to the detriment of reliability, as well as the concerns regarding GPU's procurement of power supply from FirstEnergy's owned or planned generation. The Board shares some of these concerns because it is possible that FirstEnergy could influence the cost of power in other markets, including PJM, under certain circumstances. The combination of FirstEnergy's control of significant portions of Ohio's and GPU's transmission system and its continued involvement in the generation of power, along with its significant market share, raises a concern that FirstEnergy potentially could control the access of import capability into the PJM market, which potentially could also affect the price for power in the market. This possibility was compounded by the Joint Petitioners' failure to commit GPU's transmission assets to PJM. FirstEnergy's commitment to maintain GPU's membership in PJM is of particular interest to the Board, since without this commitment, it is unclear whether FirstEnergy will achieve preferential rights to the limited import capability into PJM and whether reliability could be preserved. Maintaining PJM membership is the foundation of a competitive electric system.

Under paragraph 38 of Attachment A of the Stipulation, FirstEnergy makes a commitment not to withdraw JCP&L's transmission assets from the operational control of PJM for five years from the date of this Order. Thereafter, withdrawal will not be allowed unless FirstEnergy first applies for and obtains authorization by order of the Board and upon a showing that, at a minimum, a withdrawal would ensure the continued provision of safe, adequate and proper service to the citizens and businesses of the State, and would promote reliability and competitive markets. Prior to the Board accepting any proposal for withdrawal from PJM, FirstEnergy must show that it entered into a process with PJM and other stakeholders to attempt to resolve issues and concerns and thereby stay within the operational control of PJM.

In reviewing the Stipulation, the Board is SATISFIED that FirstEnergy's commitment to maintain JCP&L's continued membership in PJM or its successor will sufficiently address at this time any concerns regarding FirstEnergy's ability to influence the costs of power. The Board, pursuant to its statutory authority, will continue to monitor the actions of FirstEnergy as it relates to its influence in the PJM market as the electric industry continues to evolve.

The Stipulation (Attachment A, paragraphs 1 through 5) further establishes comprehensive standards of conduct applicable to transactions and communications between JCP&L and FirstEnergy's generation and marketing affiliates, FirstEnergy's trading operations, FirstEnergy's service corporation and GPU's Pennsylvania electric utilities. These standards of conduct are intended to supplement the Affiliate Relations Standards (N.J.A.C. 14:4-5.1 et seq.), and prevent the possibility of any unfair competitive advantage that could occur as a result of the merger. Under the standards of conduct outlined in the Stipulation, JCP&L, among other requirements, will transact business with FirstEnergy's generation and marketing affiliates in the same manner as JCP&L transacts business with unaffiliated competitive generators and marketers and provide no preference to such affiliates. Moreover, competitive information will be provided to the affiliates contemporaneously with unaffiliated entities.

The Stipulation (Attachment A, paragraph 1) provides that FirstEnergy employees purchasing power on behalf of JCP&L will: (1) have no involvement in the purchasing or selling of power, natural gas or financial instruments for FirstEnergy's competitive affiliates; (2) be employed in an organization that is separate and physically distinct from FirstEnergy's wholesale generation or trading affiliates; and (3) receive no compensation as result of sales of power achieved by FirstEnergy. Moreover, any JCP&L utility load forecasting will be performed by groups separate

                                       14
                                                       BPU Docket No. EM00080608
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
and independent of the trading function. JCP&L will procure supply requirements for BGS customers in a manner that provides no preference to FirstEnergy's present or future owned generation, any planned expansion in generation, its retail group or its retail marketing groups.

The Stipulation (Attachment A, paragraph 3) further requires that the transfer by JCP&L of competitive information to any generation, marketing or trading affiliate of FirstEnergy will also contemporaneously be made available to non-affiliated generators/suppliers, including, but not limited to, competitive information regarding viable locations for development of generation projects, and the status of internal policies on transmission and distribution issues. Moreover, regarding the preferential rights to limited import capability of PJM, FirstEnergy and JCP&L will provide no preference to the FirstEnergy generation function in the evaluation of and contracting for construction and services. (Attachment A, paragraph 4). The Board may, pursuant to its statutory authority, require information from the merged FirstEnergy and GPU company that will assist the Board in its monitoring of such activities regarding transmission interconnection concerns to ensure compliance with this Order.

NJBUS, which was not a signatory to the Stipulation, submitted comments on the Stipulation to ALJ McAfoos and one concern expressed related to the proposed merger's impact on competition. By letter dated August 24, 2001, NJBUS argued that the Stipulation, in particular paragraph 8, provides FirstEnergy with a distinct competitive advantage. Under paragraph 8, FirstEnergy and JCP&L agree that JCP&L or other affiliate will notify the parties of the filing with the FERC of any power purchase agreements between FirstEnergy generation affiliates and JCP&L for power sales of longer than 90 days in duration. NJBUS argued that the power for short-term power sales (contracts of 90 days or less in duration) must be subject to Board review as to the reasonableness of the price. Moreover, NJBUS argued that EDECA requires such purchases to be regulated by the Board, pursuant to N.J.S.A. 48:3-57, and that the procurement of power may be permitted from an affiliate of the public utility holding company and only if the power is necessary in order to ensure the reliability of service to BGS customers or to address other extraordinary circumstances. NJBUS noted that EDECA provides that the purchase price may not exceed the market price for such power and requires that the power be procured through a competitive bid process subject to Board review and approval.

Thus, NJBUS asserted that paragraph 8 of the Stipulation violates the provisions of N.J.S.A. 48:3-57 in that it does not limit such power purchases to those necessary for reliability or due to extraordinary circumstances. NJBUS recommended that paragraph 8 of the Stipulation be revised to reflect the requirements of N.J.S.A. 48:3-57 and that notification be given to all parties, not just those that signed the Stipulation.

By letter dated August 27, 2001, the Joint Petitioners responded to the NJBUS comments. Joint Petitioners argued that notification of FERC filings for the purchasing of power is not required under any applicable law or regulation. Moreover, Joint Petitioners stated that any notification referenced in paragraph 8 will be in addition to any statutory requirements relating to the power purchase agreement. Joint Petitioners asserted that NJBUS' claim that paragraph 8 is inconsistent with EDECA is without merit. Nothing in the Stipulation is intended to affect the Board's statutory right to review for reasonableness and prudence JCP&L's procurement of power for BGS. It was simply intended to provide a mechanism of notification of significant power purchase arrangements. Joint Petitioners further argued that NJBUS' comments must be considered in light of the standard of review in this proceeding and in the context of the Stipulation of Settlement as a whole.


                                       15


                                                       BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

After reviewing the comments submitted by the NJBUS and the Joint Petitioners' replies to those comments as well as N.J.S.A. 48:3-49 et seq., the Board FINDS that paragraph 8 of the Stipulation is not in violation of N.J.S.A. 48:3-57 and thus does not circumvent the requirements of EDECA or any Board orders. Paragraph 8 provides an additional mechanism of notification to those parties who have signed the Stipulation. FirstEnergy has made the commitment in the Stipulation that JCP&L will comply with all Board Orders. Even if not mentioned in the Stipulation, JCP&L must comply with all Board Orders and all applicable statutes, rules and regulations. Moreover, an independent review of FirstEnergy's and JCP&L's compliance with the Stipulation and prior Board Orders will be conducted in the future at a time to be determined by and under the direction of Board Staff.

Furthermore, FirstEnergy, when requesting approval to recover costs associated with the procurement of power on behalf of its BGS customers, will have the burden of proof to show that its purchases did not exceed the market price for such power. At that time, any parties permitted to intervene in that proceeding will have the opportunity to review the prudency of the recovery of such costs and whether JCP&L entered into purchase power contracts that are less than, equal to, or greater than 90 days, in a manner that is consistent with the statutory requirements in EDECA. Moreover, FirstEnergy will be obligated to adhere to the Affiliate Relations Standards adopted by the Board as well as the strict affiliate standard outlined in the Stipulation of Settlement. Any complaints of FirstEnergy exerting market control or market power in the competitive electric generation market will be dealt with by the Board. These safeguards are sufficient to prevent FirstEnergy from gaining an unfair competitive advantage as a result of the merger between FirstEnergy and GPU. Nothing in paragraph 8 of the Stipulation limits the existing powers of the Board under EDECA and Title 48.

The Board FINDS that the Stipulation of Settlement sufficiently addresses and resolves the concerns discussed above regarding the impact of the merger on competition. Therefore, the Board FURTHER FINDS that the provisions identified in the Stipulation meet the no harm standard with regard to the proposed merger's impact on competition. The Board DIRECTS FirstEnergy and GPU to maintain strict adherence to the Stipulation's standards of conduct, the Affiliate Relations Standards and all applicable statutes, rules, regulations and Board Orders to ensure arms length transactions for the procurement of power by FirstEnergy on behalf of JCP&L. Moreover, the Board DIRECTS FirstEnergy to:
1) file with the Board, no later than six months from the date of this Order, a comprehensive compliance plan that addresses the requirements of both the Stipulation's standards of conduct and the Affiliate Relations Standards; and 2) provide a copy of the comprehensive plan to the Ratepayer Advocate.

In preparing a comprehensive compliance plan that addresses both the codified Affiliate Relations Standards and the additional standards of conduct developed in the Stipulation, FirstEnergy shall highlight those areas of the comprehensive compliance plan that are relevant to the standards of conduct discussed in the Stipulation. Moreover, the comprehensive compliance plan shall demonstrate that there are adequate procedures in place to ensure compliance with the Stipulation's standards of conduct. The comprehensive compliance plan shall contain an accurate list of all affiliates of FirstEnergy and GPU, including the business name and address, name and business telephone number of at least one officer of each affiliate and a brief description of the business of each affiliate. This is consistent with the requirements identified in Section 7 of the Board's Affiliate Relations Standards. (N.J.A.C. 14:4-5.1 et seq.). Periodic audits are performed to determine compliance with the Affiliate Relations Standards. Verification of compliance with this Order and the provisions in the Stipulation shall also be included in the periodic audits performed as part of the Affiliate Relations Standards.


                                       16

                                                       BPU Docket No. EM00080608
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
The Board HEREBY FINDS that the standards contained in N.J.S.A. 48:2-51.1 with respect to impact on competition have been satisfied subject to the conditions as enumerated in the Stipulation of Settlement, which the Board hereby incorporates into this Order. In matters related to the proposed merger's impact on competition, the Board ORDERS Joint Petitioners to COMPLY with the following conditions numbered to directly correspond to the subject paragraphs in Attachment A of the Stipulation.

1. JCP&L shall: (a) transact business with FirstEnergy's generation and marketing affiliates in the same manner as JCP&L transacts business with unaffiliated competitive generators and marketers; (b) provide no preferences to such affiliates; and (c) provide no competitive information to such affiliates that is not provided on the same basis and contemporaneously to such unaffiliated entities. Notwithstanding the above, FirstEnergy's service corporation or its wholesale trading function shall provide JCP&L with research and analyses concerning energy markets and pricing, energy risk management support and related services which research and analyses shall not be related to and shall not promote FirstEnergy's generation business or trading operations. FirstEnergy shall procure power for JCP&L provided, however, that in procuring power for JCP&L: (i) FirstEnergy shall only use designated individuals who are not purchasing or selling power, natural gas or financial instruments for its competitive affiliates, and who are employees of an organization which is separate from FirstEnergy generation or trading, which may be JCP&L, in which employees or their managers receive no compensation as the result of sales of power achieved by FirstEnergy, except incentives provided through overall corporate goals and not directly through sale of power except as sales affect earnings per share; (ii) that employees who purchase power for JCP&L shall operate in an area that is physically distinct from the wholesale trading function (i.e., separated by floor, wing or other building); and
     (iii) such purchases shall be made specifically on behalf of JCP&L which will have its own identified supply portfolio. Additionally, JCP&L's utility load forecasting shall be performed by groups separate and independent of the trading function. FirstEnergy also shall not, directly or indirectly, convey any preference regarding the purchase of energy for JCP&L to its competitive affiliates through GPU's Pennsylvania electric utilities or through FirstEnergy's service corporation.

2. FirstEnergy shall operate its generation, marketing and trading functions distinct from JCP&L's transmission and distribution as separate corporate entities with separate cost accounting, separate operating staffs below senior officer level, and locations for operating personnel that are physically separated by address, floor or wing of building.

3. Any transfer by JCP&L of competitive information from JCP&L to any generation, marketing or trading affiliate of FirstEnergy shall also contemporaneously be made available to non-affiliated generators/suppliers, including competitive information regarding viable locations for development of generation projects, the status of internal policies on transmission and distribution issues, data and analysis of customer growth and new customers, customer transfers to other electric power suppliers, natural gas intra-state pipeline issues and natural gas supply issues. Such dissemination shall be made via a public posting on a nondiscriminatory basis.

4. JCP&L shall provide no preference to the FirstEnergy generation function in the evaluation of and contracting for transmission interconnection construction and services.


                                       17              BPU Docket No. EM00080608
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
5. JCP&L shall provide no competitive information to FirstEnergy's generation function related to JCP&L's operations or the operations, output or expansion of any non-utility generation. FirstEnergy shall assure that its trading group does not receive competitively sensitive information from JCP&L regarding NUGs through the measures identified in paragraph 1 above.

6. FirstEnergy and JCP&L shall implement standards and procedures consistent with the terms of the Stipulation and also consistent with Board policies, standards and regulations, to prevent preferences and improper flow of information between JCP&L and FirstEnergy, including FirstEnergy's service corporation and its generation or marketing affiliate(s). FirstEnergy and JCP&L shall include these principles and procedures in their employee operating procedures and other appropriate documents, copies of which shall be provided to the Board within six months of the merger closing. FirstEnergy shall assure that periodic compliance training of employees will be conducted so that employees are fully informed of the commitments in Attachment A of the Stipulation and the associated restrictions on their activities as employees.

7. JCP&L shall procure its net power supply requirements for basic generation service customers in a manner that provides no preference to FirstEnergy's present or future owned generation, any generation addition (expansions or new generation) it may be planning, its trading group or its retail marketing group(s).

8. JCP&L or other affiliate shall provide notice to the Signatory Parties via counsel of record of the filing with the FERC of any power purchase agreements (or agreement renewals) between FirstEnergy generation affiliates and JCP&L for power sales of longer than 90-days duration. The Signatory Parties reserve the right to argue that said purchases are subject to Board Review.

9. The provisions of the Stipulation and this Order shall apply to any successor companies to FirstEnergy involved in the same or similar business activities involving JCP&L.

10. The provisions in paragraphs 1 through 9 above related to preventing subsidy, improper transfer of information or preference of FirstEnergy's competitive affiliates by JCP&L shall also apply so as to prevent FirstEnergy's service corporation from acting as the intermediary for any such subsidy, improper transfer of information or preference.

11. Disputes concerning alleged violations of paragraphs 1-10 above may be submitted for resolution to the Board, which has jurisdiction over the terms of the Stipulation and which shall have authority to take such action as it deems appropriate, consistent with applicable law.

38.  Regarding JCP&L's relationship with PJM or its successor post-merger:

     a. FirstEnergy shall not withdraw JCP&L's transmission assets from the operational control of PJM unless the merged company, or such subsidiary or affiliate thereof, has first applied for and obtained authorization by order of the Board, and such petition shall be granted only upon an affirmative showing that, at a minimum, a withdrawal would ensure the continued provision of safe, adequate and proper service to the citizens and businesses of the State and would promote reliability and competitive markets. Notice of the filing of any such petition with the Board shall be


                                       18              BPU Docket No. EM00080608
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


          provided to the Ratepayer Advocate and the other parties to this proceeding. These conditions are binding on the successors and assigns of the merged company and upon any buyer of any of JCP&L's transmission assets.

      b. At least 90 days prior to filing a petition to withdraw JCP&L's transmission assets from the operational control of PJM pursuant to paragraph a. above, FirstEnergy shall enter into a process at PJM with PJM and other stakeholders to attempt to resolve issues and concerns and thereby stay within the operational control of PJM. Such 90-day period shall be extended for such reasonable time as may be necessary to accommodate submission and acceptance of any tariff or rule change which may result from such 90-day process.

      c.  FirstEnergy shall defend the merger conditions agreed to in paragraph
          a. above against any challenges to such conditions or their enforceability before any administrative body or court of competent jurisdiction.

      d. FirstEnergy shall not withdraw JCP&L's transmission assets from the operational control of PJM for five years from the date of this Order. Subsequent to the five-year period referenced within this subparagraph, the provisions of subparagraph (a) above shall apply.

IMPACT ON RATES

Under EDECA and the Board's Final Decision and Order in I/M/O Jersey Central Power and Light Company, d/b/a GPU Energy -- Rate Unbundling, Stranded Cost and Restructuring Filings (BPU Docket Nos. EO97070458, EO97070459 and EO97070460, dated March 7, 2001) (JCP&L Final Decision and Order), JCP&L's rates were to be reduced by 2 percent on August 1, 2001 and 3 percent on August 1, 2002. The merger does not affect the implementation of these scheduled rate reductions noted in the Final Decision and Order. The Final Decision and Order also directed JCP&L to file a base rate case in August 2002 for the Board to adjudicate and decide in time for new rates to be effective August 1, 2003. Pursuant to statute and applicable orders, JCP&L and other regulated New Jersey utilities have continued to charge customers rates consistent with both EDECA and each individual company's restructuring order. Each utility has booked all energy costs that exceed approved rates into a deferred account for disposition and recovery of eligible expenses through a charge to be included in post-transition period regulated rates to be effective August 1, 2003.

N.J.S.A. 48:2-51 requires that "in considering a request for approval of an acquisition of control, the [B]oard shall evaluate the impact of the acquisition on...the rates of ratepayers affected by the acquisition of control." The Board has carefully examined the record developed in this case, including all motions, all written and oral testimony given to the Board and the OAL, all case exhibits, all briefs and comments and the Stipulation of Settlement and its Attachments and Exhibits. In determining whether the proposed merger is in the public interest, a primary concern of this Board is how the proposed merger will impact JCP&L ratepayers. In evaluating whether a merger will harm ratepayers, the Board tries to determine whether the merger is likely to produce merger-related savings that are expected to exceed the company's cost of achieving those savings. The Board, consistent with long-standing Board policy, requires shareholders to shoulder the burden of merger transaction costs so that none are passed on to ratepayers. The position that shareholders absorb merger transaction costs represents part of the Board's

                                       19           BPU Docket No. EM00080608
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
commitment to balancing interests since it is the shareholders who receive the benefit of any increased share value resulting from the merger and who also share in merger savings.

Board Staff and the Ratepayer Advocate worked with the Joint Petitioners in this proceeding to ensure that the negotiated settlement proposal addressed issues related to sharing of merger savings. Common concerns were that: the parties be able to arrive at a reasonable estimate of potential synergy savings associated with the merger; those savings be allocated among FirstEnergy companies and then between ratepayers and shareholders in a fair and equitable manner that ensures that New Jersey ratepayers receive a reasonable share: and the agreement define an appropriate method of effectively returning those savings to ratepayers.

The Joint Petitioners sponsored a study to estimate merger synergy savings (Exhibit P-26). FirstEnergy and Deloitte Consulting, L.P. estimated that total merger synergy savings over the period 2001-2011 would approach $1.6 billion net of approximately $335 million of costs to achieve these savings. (Exhibit P-26) As part of the Stipulation, FirstEnergy submitted the certifications of James E. Kissel, a principal with Deloitte Consulting, L.P., and Anthony Alexander, President of FirstEnergy Corp., in support of these calculations. (See Exhibits 2 and 3 to Attachment A of the Stipulation of Settlement) Using factors FirstEnergy represented were frequently employed throughout the energy industry in performing merger savings studies. Joint Petitioners argued that under certain assumptions and using an allocation factor based upon assets, revenues and number of customers, 20 percent of those savings would be attributed to JCP&L. By applying alternative discount rates, the Joint Petitioners estimated a net present value savings amount in the range of $165 million to $248 million.

As a result of negotiations among the Joint Petitioners, the Ratepayer Advocate and Board Staff, the Stipulation provides that a net present value of $400 million out of a total estimated $1.6 billion of merger savings will be assigned to JCP&L with $300 million of that total being allocated to JCP&L ratepayers. (Attachment A, paragraph 11). This $300 million ratepayer share of synergy savings will be used to reduce JCP&L's deferred balance. This split of synergy savings between ratepayers and shareholders is generally consistent with this Board's decision in I/M/O Atlantic City Electric Company and Conectiv, Inc. for Approval of a Change in Ownership and Control (BPU Docket No. EM97020103, Order dated January 7, 1998) in which the Board adopted an ALJ finding that 75 percent of merger savings attributable to Atlantic City Electric be allocated to the utility's ratepayers.

This approach to sharing merger synergy savings enables JCP&L to reduce deferred costs that would otherwise be eligible for rate recovery in the post-transition period so that JCP&L ratepayers will not bear as great a burden in new 2003 rates to cover eligible deferred costs as they would have absent the merger. Further, ratepayers may benefit from the effect of any potential additional savings that would implicitly be reflected in future cost-of-service studies beyond those estimated in the Deloitte Consulting study.

In an August 24, 2001 letter to ALJ McAfoos, NJBUS submitted comments opposing the settlement. Among other things, NJBUS maintained that customers who purchase electricity from third-party suppliers will not receive the full benefit of merger savings that JCP&L's BGS customers will receive. NJBUS opposed the use of merger savings to offset the deferred balance and "prefers that the merger savings be allocated to all customers, as a credit to the customers' bills, on the basis of the customers' usage, which will ensure that all customers of JCP&L will receive their allocable share of the merger savings." (NJBUS August 24, 2001 letter at 2). NJBUS argued that the use of merger savings to offset the deferred balance is prejudicial to customers who do purchase or have purchased power from third-party suppliers because

                                       20          BPU Docket No. EM00080608
                                                   OAL Docket No. PUC 1585-01
such customers are not responsible for certain components of the deferred balance that relate to NUG contract costs or other costs incurred by JCP&L in the provision of BGS. Thus, this application of merger savings yields an unfair apportionment of benefits. NJBUS cited the Board's JCP&L Final Decision and Order, wherein JCP&L is allowed to recover BGS and utility and NUG PPA costs to the extent that they exceed the recovery of such costs afforded by the regulated rates approved by the Board for the four-year transaction period through a "deferred balance." Ordering Paragraph 29, p. 112. NJBUS further argued that by applying the merger savings to offset the deferred balance, the Board is making a determination of the time and manner of deferred balance recovery without all the relevant information. In JCP&L's Final Decision and Order, the Board provided for recovery of the deferred balance after the four-year transition period through post-transition regulated rates in a manner and timeframe to be determined by the Board. Ordering Paragraph 30, p. 112. NJBUS argued that:

               the Final Order clearly leaves open the time and manner of recovering deferred balances until after the full (positive or negative) amount of the deferred balances is known, at the end of the four-year transition period. By using the merger savings to offset the deferred balances, the determination of the time and manner of recovery of the deferred balances is made now without all of the relevant information, including the breakdown of the deferred balance. The use of merger savings to offset deferred balances improperly presumes that deferred balances would be allocated to all customers on a per-kWh basis, a result that is in no way mandated by the statute.

               [NJBUS August 24, 2001 letter at 2.]

The Joint Petitioners responded to NJBUS' arguments in an August 27, 2001 letter, disagreeing with NJBUS' assertion that the Stipulation's paragraph 12 represents a determination of the time and manner of the recovery of the deferred balance. The Joint Petitioners argued that "[t]o the contrary ... the reduction of the aggregate deferred balance provided for in the Stipulation has no implications whatsoever as to the ultimate allocation of responsibility for the recovery of the remaining deferred balance among different classes of customers." Joint Petitioners further cited that the same paragraph 12 directs them to provide journal entries to the Board for the Board's review and approval of the entries and subsequent accounting treatment. (Joint Petitioners' August 27, 2001 reply to NJBUS comments at 4-5). Joint Petitioners argued that, the Board can determine in a later proceeding (if, after hearing and argument, it deems it appropriate to do so) whether different components of the deferred balance should be considered to have been impacted differently by the $300 million reduction attributable to the merger savings or whether responsibility for the deferred balance's ultimate recovery should be allocated differently among different rate classes. (Id. at 6).

The Board has carefully considered NJBUS' arguments that use of the merger savings to offset the deferred balance is prejudicial to customers who purchase or have purchased power from third-party suppliers, that the JCP&L Final Decision and Order provides for recovery of the deferred balance in a manner and a timeframe to be determined by the Board, and that the use of merger savings to offset the deferred balance "improperly presumes that deferred balances would be allocated to all customers on a per kWh basis." The Board REJECTS NJBUS' arguments and FINDS that allocation of the merger savings to the deferred balance is reasonable and an appropriate mechanism to mitigate the impact of a large deferred balance on ratepayers. By adopting the Stipulation and the specific provisions allowing for a reduction in



                                       21

                                                      BPU Docket No. EM00080608
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
JCP&L's deferred balance, the Board is not making a final determination as to the "manner and timeframe" for recovery of the deferred balance and expects this issue to be fully litigated in the context of the upcoming JCP&L 2002 rate case. Nothing in the Stipulation impacts these issues or precludes NJBUS from pursuing its claims later when the "subsequent accounting treatment" of the $300 million reduction, for regulatory purposes, and the "manner and timeframe" of the recovery mechanisms for the deferred balance are to be established.

The Board FINDS that, based on the evidence submitted in the record, the total synergy savings estimate offered by the Joint Petitioners appears to be reasonable. The Board FINDS that the negotiated share to be delivered to JCP&L's New Jersey ratepayers is reasonable. The Board also FINDS that reducing the deferred balance as a proxy method for delivering a portion of merger savings to ratepayers is an approximate mechanism for capturing merger savings for ratepayers. Further, the Board FINDS that this sharing of merger savings will reduce the future rate impact on JCP&L ratepayers of the deferred balance post-merger. The Board HEREBY FINDS that the standards contained in N.J.S.A. 48-51.1 with respect to impact on rates have been SATISFIED subject to the conditions as enumerated in the Stipulation of Settlement that the Board hereby incorporates into this Order. In matters related to the proposed merger's impact on rates, the Board ORDERS Joint Petitioners to COMPLY with the following conditions numbered to directly correspond to the subject paragraphs in Attachment A of the Stipulation:

12. In order to assure that customers receive the benefits of future merger savings, regardless of whether such cost-of-service savings are actually achieved, FirstEnergy shall reduce JCP&L's deferred balance by $300,000,000. JCP&L shall write-off such amount effective as of the receipt of the final regulatory approval for the merger by the SEC and the Joint Petitioners shall provide the Board's Divisions of Audits and Energy with the proposed form of appropriate journal entries within 10 days of the date of this Order. These journal entries and the subsequent accounting treatment are subject to Board approval. If the merger is not consummated for any reason, then no adjustment to the deferred balance as set forth above shall be made.

     Such $300,000,000 represents anticipated merger savings, net of all merger-related costs other than those set forth in Exhibit 1 to Attachment A of the Stipulation, referenced below, which are being flowed through early to the benefit of the customers, and accordingly JCP&L customers will already have received the benefit of at least a portion of merger savings through the up-front reduction of the deferred balance referred to above.

     JCP&L's test year for purposes of the 2002 base rate case shall be the calendar year 2002, with the initial filing to contain forecasted 2002 data which shall be timely updated for actuals during the course of the proceedings.

13. In connection with the 2002 base rate case and in all subsequent rate cases, appropriate pro forma adjustments to the test year shall be made by JCP&L, as necessary, to ensure that any costs related to goodwill, merger transaction costs (i.e., investment banker and attorneys fees associated with the merger agreement), the acquisition premium and executive separation costs (i.e., "golden parachutes" listed on pages 62-63 of the Proxy), which costs are listed in full on Exhibit 1 to Attachment A of the Stipulation, shall not be used to reduce merger savings and shall not be included in JCP&L's test-year cost of service or otherwise charged to JCP&L's customers for ratemaking purposes.

                                                      BPU Docket No. EM00080605
                                                      OAL Docket No. PUC 1585-01

14. FirstEnergy shall not subject JCP&L's customers to any financial costs, risks or consequences from subsidiaries Ohio Edison, Pennsylvania Power, or any other of FirstEnergy's nuclear or fossil generation operations (i.e., non-JCP&L facilities and contracts), including decommissioning costs for nuclear generation units and environmental remediation, compliance and mitigation costs (together with penalties, if any) for all current FirstEnergy generation units.

15. Paragraph 14 shall not apply to costs of competitively purchased power that are subject to the Board's subsequent review and approval.

16. JCP&L shall file, in all future base rate cases, its case using two alternative capital structures. One of the alternatives shall be a consolidated capital structure based on the capital structure that is maintained by FirstEnergy (the holding company). The second alternative shall be a stand-alone JCP&L capital structure. The parties to future base rate cases shall be free to argue for the benefits of using either capital structure for ratemaking purposes or another alternative.

17. JCP&L shall maintain a capital structure, dividend policy, and use its best efforts to achieve financial target ratios consistent with investment grade debt ratings as reported by Moody's Investors Service and Standard & Poor's. Any lowering of these debt ratings, resulting in the debt instruments of FirstEnergy and JCP&L falling below investment grade, shall be reported to the Board and the Ratepayer Advocate. FirstEnergy and JCP&L shall report to the Board and Ratepayer Advocate any post-merger changes in dividend policy as they occur. The Board may exercise its authority to review in detail the capital structure, including the costs of debt and equity, of JCP&L. In addition, if JCP&L experiences a credit downgrade by any of the major rating agencies after consummation of the merger, it shall report such downgrade to the Board, including an analysis of the cost impact to the utility, within 30 working days of the downgrade. Furthermore, a reduction in JCP&L's credit rating below investment grade could trigger a Staff recommendation to the Board for a focused management audit.

18. FirstEnergy shall file a petition for approval of a service company agreement and related cost allocations with the Board, pursuant to N.J.S.A. 48:3-7., at the same time it makes its related filing with the SEC. FirstEnergy shall submit to the jurisdiction of the Board as provided for by law for subsequent cost allocation issues/changes and shall not assert SEC preemption.

20. JCP&L shall honor all JCP&L customer service and non-utility generation contracts in accordance with the terms of those contracts.

21. JCP&L shall make a good faith effort to renegotiate long-term energy supply contracts with non-utility generators (NUGs) in order to mitigate stranded costs and shall report the status of such negotiations to the Board and Ratepayer Advocate on a quarterly basis.

22. FirstEnergy shall cooperate with the Ratepayer Advocate, Board Staff and other Signatory Parties in a good faith effort to develop a tariff applicable to interconnection of distributed generation.


                                       23              BPU Docket No. EM00080608
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
Impact on Employees and on Safe, Adequate and Reliable Service

N.J.S.A. 48:2-51.1 requires that "in considering a request for approval of an acquisition of control, the [B]oard shall evaluate the impact of the acquisition on . . . the employees of the affected public utility or utilities, and on the provision of safe and adequate utility service at just and reasonable rates." In reviewing the entire record and Stipulation in this proceeding, the Board has sought evidence that the change in control will not have an adverse impact on jobs in New Jersey or the employees of JCP&L.

As a result of the July 1999 heat wave outages and the Board's investigations in I/M/O the Board's Investigation of Electric Outages of July 1999, Order dated April 28, 2000, BPU Docket No. EX99100763; I/M/O the Board's Review and Investigation of GPU Energy Electric Utility System's Reliability, Order dated May 1, 2000, BPU Docket No. EA99070485; and I/M/O the Board's Phase Three Review and Monitoring of the Implementation of the Recommendations from the Board Ordered Phase Two Review and Investigation of New Jersey's Four Electric Utilities, Order dated June 6, 2001, BPU Docket No. EX99070483 (respectively, "Phase I, II and III Orders"), which resulted in findings of increased customer outage durations, questionable maintenance and inspection history on some equipment and vocal discontent of its unionized workforce, the Board ordered JCP&L to refrain from any reductions in its unionized workforce until it has submitted a study to the Board indicating that any reduction in JCP&L's workforce will not adversely affect JCP&L's overall reliability performance. To date, JCP&L has not submitted such a study nor has it implemented any reductions in its workforce. This directive remains in effect and forms the basis of how the Board approached this merger from a standard of no adverse impact on the reliability employees.

Specifically, the Board is concerned about the merger's effect on JCP&L personnel and the utility's continued local presence in New Jersey in order to meet the Board mandated reliability directives. These directives include retention not only of the unionized workforce, but various GPU staff and key government and regulatory liaisons, who have been, and continue to be involved in the reliability investigations. Throughout the proceeding and negotiations, Board Staff and the Ratepayer Advocate expressed concerns as to whether the new company would continue the improvements JCP&L has so far attained in reliability and workforce issues. The Board is also concerned about the protection of and assistance for any New Jersey employees displaced as a result of the merger.

It is crucial that these concerns be addressed to continue building on the progress attained by reestablishing a local presence in New Jersey, and by maintaining appropriate levels of personnel familiar with JCP&L's past and present reliability. To address these concerns, in paragraph 25 of Attachment A of the Stipulation, FirstEnergy has committed that the staffing of the New Jersey regional organizations in terms of numbers of positions, responsibility, authority and functions will be almost totally unaffected by the merger. FirstEnergy further committed that an adequate number of positions staffed with people familiar with New Jersey's and JCP&L's rates, regulatory, reliability, engineering and labor relations matters will be maintained.

With respect to employees who perform reliability related functions, FirstEnergy has committed in paragraph 27 of Attachment A of the Stipulation that it will honor the Memorandum of Agreement contract extension with JCP&L's bargaining unit employees which protects against involuntary layoffs through October 2004. FirstEnergy further agrees in paragraph 25 of Attachment A of the Stipulation that it will backfill, through employees and/or contractors, JCP&L's regional service employees involved in reliability who may either retire or voluntarily resign through October 2004. FirstEnergy has also agreed in paragraph 32 of Attachment A of

                                       24              BPU Docket No. EM00080608
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
the Stipulation that it will not offer any enhanced retirement package or plan to JCP&L's service reliability unionized employees through October 2004.

With these conditions in place in the Stipulation, the Board has assurance that the existing manpower level of JCP&L employees in New Jersey who perform reliability related functions will be maintained. FirstEnergy has committed that it will not involuntarily lay off or offer enhanced retirement plans to reliability related employees, either of which could cause a large number of employees to leave the company at one time, thus having the potential to affect service reliability. In addition, FirstEnergy has agreed to replace individual service employees who either retire or resign, to the extent deemed necessary by management, to ensure that reliability requirements are met. These specific commitments, along with the broad commitment that the newly established regional organizations will be almost totally unaffected by the merger in terms of the number of positions maintained, will ensure that the standard imposed by N.J.S.A. 48:2-51.1 regarding impact on employees is met.

As to the proposed merger's impact on service, the change in control should not affect the ability of JCP&L to provide safe, adequate and proper service. Nor will it in any way affect the Board's continuing jurisdiction over service.

In the Phase I, II and III Orders, the Board ordered JCP&L to: 1) inspect every transmission and distribution substation and related equipment on the GPU system in New Jersey and assure that the transmission and distribution maintenance programs are adequately funded; 2) develop a targeted Customer Average Interruption Duration Index ("CAIDI") performance improvement program; 3) expedite the deployment of the Outage Management System ("OMS"); and 4) re-evaluate capital projects. These and other measures were identified to reverse the decline in JCP&L's service quality and reliability. These directives and programs, in addition to other ancillary directives contained in Board Orders, remain in effect and form the basis of the Board's analysis of this merger from a service reliability standpoint.

In response to the Board Orders referenced above, JCP&L has submitted to the Board a CAIDI Performance Improvement Plan, a Reliability Improvement Work Plan for the years 2000 to 2002, a transformer maintenance program and inspection reports and quarterly reports on the status of the OMS, and other supporting documentation on these plans and programs as requested by Board Staff.

It is crucial that the specific measures identified to reverse the declining quality of JCP&L's service and reliability be complied with fully and permanently to ensure that New Jersey customers served by JCP&L receive reliable service. The roadmap for JCP&L reliability improvements is already complete; the utility is now in its implementation phase. To address these prior directives and commitments, FirstEnergy has agreed that JCP&L will continue its programs in compliance with the Board's previous orders and will follow all other reliability directives from previous Board orders applicable to it. This includes a commitment to keep up with the three year Reliability Improvement Work plan and to complete that work by the end of 2002, to continue the transformer maintenance program and reporting, report its CAIDI and System Average Interruption Frequency Index ("SAIFI") numbers on a quarterly basis, and to conduct periodic internal audits of its maintenance programs. In addition, FirstEnergy has agreed to use its best efforts to implement its Power Systems Institute training program for lineman and other skilled electrical workers. FirstEnergy also has committed that JCP&L will be subject to the Board's Interim Electric Distribution Service Reliability and Quality Standards set forth at N.J.A.C. 14.5-7, and will work with the Board in the promulgation of appropriate final standards.

                                       25           BPU Docket No. EM00080608
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
Moreover, FirstEnergy has agreed that it will also implement its circuit reliability index program, designed to ensure that poorly performing circuits receive remediation in JCP&L's service territory, and has agreed that JCP&L will attend and participate in a series of meetings designed to focus on JCP&L's reliability efforts in a manner consistent with the expectations of its customers and to mark and review progress in improving reliability in New Jersey.

As to funding, FirstEnergy commits that New Jersey will receive at least equal or, where appropriate, additional funding priorities as compared to the other states involved in this merger with regard to electric system upgrades, capital projects, staffing and maintenance programs in the new corporate structure.

In the areas of billing, customer call centers and bill payment locations, FirstEnergy has provided assurances that JCP&L's New Jersey customers continue to receive an appropriate level of service in compliance with the Board's Phase I, II and III Orders. To ensure that the Joint Petitioners comply with the no harm standard in these areas, that customers receive adequate service and that Staff has access to personnel with authority to make critical determinations regarding customer complaints and service, FirstEnergy has agreed that there will be senior level decision makers as well as knowledgeable and trained staff familiar with New Jersey regulations, Board policy and procedures. Further, FirstEnergy has committed to improving customer service performance, including performance in the areas of complaint resolution and call center performance.

Further, to alleviate customer confusion and inconvenience when paying bills post merger, FirstEnergy has agreed to maintain current bill payment locations for a period of at least five years. At any time, should FirstEnergy desire to relocate a payment center, it must make a filing in compliance with N.J.A.C. 14:3-5.1 and with any applicable regulations, thereby providing the Board an opportunity to review such relocations.

With reference to JCP&L's call centers currently used for New Jersey customers, FirstEnergy has provided assurances that the centers will be staffed by representatives trained and familiar with New Jersey regulations, Board policy and service territory issues. FirstEnergy has agreed to notify the Board and Ratepayer Advocate at least 90 days prior to relocation of any such call center.

Lastly, the Stipulation provides that FirstEnergy's collection policies will mirror JCP&L's current practices, and will comply with applicable Board regulations after the merger. A description of FirstEnergy's collection policies to be used post merger, to the extent they differ from JCP&L's current policies, already has been provided to Board Staff.

As a result of this merger and the provisions of the Stipulation, FirstEnergy and JCP&L will implement new programs that exceed the requirements of previous Board Orders to further spur service reliability improvements. The Joint Petitioners will participate in a series of meetings to monitor service reliability. Of equal importance, the conditions in the Stipulation assure that adequate financial and manpower resources will be dedicated to these existing programs and to any new directives by the Board. As to customer service and call center issues, FirstEnergy has provided assurances to the Board that New Jersey customers will continue to receive quality service post merger. With these conditions in the Stipulation, the Board has assurance that the existing programs and commitments will be maintained under all circumstances, and that directives from past Board Orders will be followed. Given these specific commitments, the Board HEREBY FINDS that the standards contained in N.J.S.A. 48.2-51.1 with respect to

                                       26           BPU Docket No. EM00080608
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
impact on employees and safe and adequate utility service have been satisfied subject to the conditions as enumerated in the Stipulation of Settlement, which the Board hereby incorporates into this Order. In matters related to the proposed merger's impact on employees and safe and adequate utility service, the Board ORDERS Joint Petitioners to COMPLY with the following conditions numbered to directly correspond to the subject paragraphs in Attachment A of the Stipulation:

25. FirstEnergy has provided, subject to a claim of confidentiality, to Board Staff and the Ratepayer Advocate a detailed (although preliminary) plan delineating the post-merger organization of the Northern and Central Regions by job title and function. Although the final organization will not be determined until or about the time of consummation of the Merger, FirstEnergy commits that the staffing of such JCP&L regional organizations in terms of numbers of positions, responsibility, authority and functions will be almost totally unaffected by the Merger. More particularly, FirstEnergy has represented that as a result of the merger and over the next several years, it is anticipated that approximately 1,250 employee positions will be eliminated or consolidated as a result of the merger. Of that total, depending on severance package acceptance, as well as the location of personnel with virtual offices and other factors, it is anticipated that between 185 and 225 of those positions will be within JCP&L's or GPU's operations in New Jersey over the twelve months following consummation of the merger, and that between 250 and 300 of the positions ultimately eliminated will be within JCP&L's or GPU's New Jersey operations. FirstEnergy also has provided, subject to a claim of confidentiality, to Board Staff and the Ratepayer Advocate, the preliminary plan outlining the proposed structure of JCP&L's current rates, legislative, regulatory and customer choice functions and the Executive Office of Consumer Advocacy. FirstEnergy shall maintain an adequate number of positions staffed with people familiar with New Jersey's and JCP&L's rates, regulatory, reliability, engineering and labor relations matters. Within 60 days of merger closing, FirstEnergy shall provide final organization charts for JCP&L's Northern and Central Regions to Board Staff and the Ratepayer Advocate.

26. JCP&L shall honor all JCP&L pre-merger contracts, agreements, collective bargaining agreements and commitments that apply to current or former employees of JCP&L as well as all present obligations to employees from pre-existing pensions and retirement benefits, whether presently vested or contingent, as they become due.

27. FirstEnergy shall honor the Memorandum of Agreement ("MOA") contract extension with JCP&L's bargaining unit employees (approximately 1,600 employees) that through October 2004 protects against involuntary layoffs and provides for increases in compensation and benefits. FirstEnergy, to the extent deemed necessary by regional management, shall backfill, through employees and/or contractors, JCP&L's regional service reliability employees who may either retire or voluntarily resign, through October 2004, so that the appropriate staffing level is maintained to assure safe, adequate and proper service. Regional management shall maintain staff at district offices sufficient to maintain reliability and service in compliance with Board requirements and orders.

28. Corporate and administrative employees of JCP&L whose positions are eliminated within 18 months of merger closing shall either be offered employment elsewhere within FirstEnergy or shall receive the enhanced severance package, including outplacement assistance.

                                       27

                                                      BPU Docket No. EM00080608
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
29. FirstEnergy shall take no action following the consummation of the merger that would reduce the accrued pension benefits of any GPU employee. FirstEnergy shall, in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"), continue to utilize pension assets for the exclusive purpose of providing accrued benefits to participants (including GPU employees) and their beneficiaries in accordance with the terms of the applicable pension plan.

30. FirstEnergy shall use its best efforts to implement its Power Systems Institute training program for linemen and other skilled electrical workers in JCP&L's territory, tailored to meet the specific needs of JCP&L's service territory.

31. FirstEnergy shall maintain two New Jersey regional headquarters for JCP&L, staffed by an adequate number of senior-level regional decision-makers who are familiar with New Jersey and in-state issues. FirstEnergy shall provide, within 30 days of merger closing, a description of the function and authority of Regional Presidents to demonstrate the accountability of such positions for ensuring customer satisfaction and reliable service. Regional Presidents in charge of service quality and reliability and their regional directors shall be located in New Jersey. FirstEnergy's board of directors initially shall comprise 16 directors with 10 to be designated by FirstEnergy's current board of directors and six to be designated by GPU's current board of directors as stated at page 12 of the Joint Petition.

32. FirstEnergy shall assure that any merger-related staffing reductions in JCP&L's unionized distribution system operation and maintenance group shall be made in conformance with the Board's May 1, 2000 Order (Docket No. EA99070485) and June 6, 2001 Order (Docket No. EX99070483), which require, among other things, that prior to implementation of reductions in unionized transmission and distribution employees, JCP&L shall submit to the Board a detailed study of transmission and distribution work programs, labor hour requirements and gap analysis of reliability requirements versus resource adequacy. That study shall demonstrate that "further workforce reductions will not adversely impact overall reliability performance, including SAIFI, CAIDI, inspection and maintenance schedules and power quality. Additionally, pursuant to the Board's Order in BPU Docket No. EX99070483, dated June 6, 2001, FirstEnergy shall not offer any enhanced retirement package or plan (VERP, etc.) to JCP&L's service reliability unionized employees (linemen, substation/network employees, etc.) through October 2004.

33. FirstEnergy is committed to improving JCP&L's reliability and customer service performance. JCP&L shall continue its programs in compliance with the Board's Phase I, Phase II and Phase III Orders entered in its outage and reliability investigations (BPU Docket Nos. EX99100763, EA99070485 and EX99070483), and shall be subject to and follow the Board's Interim Electric Distribution Service Reliability and Quality Standards set forth at N.J.A.C. 14:5-7. FirstEnergy is committed to working with the Board toward promulgation of appropriate final reliability standards and to supporting JCP&L in its efforts to meet these standards. JCP&L shall follow all other reliability directives from previous Board orders applicable to it. JCP&L shall keep up with its three year reliability improvement work plan as presented to Board Staff and shall complete this program by the end of year 2002, and JCP&L shall maintain sufficient employee and contractor workforce levels to enable it to comply with these commitments. JCP&L shall continue to meet with Board Staff to review and modify the work plan to assure that the proposed projects are the most appropriate to assure customer reliability. This will allow for

                                       28


                                                      BPU Docket No. EM00080608
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
     adjustments to be made in light of the dynamic nature of the electric system, changing customer needs and developing technology. The plan includes utility infrastructure improvements, such as upgrading of transmission/sub-transmission and distribution lines, adding transformer capacities at the substations, installing additional distribution capacitors and conducting circuit reliability analysis. The plan also includes various infrastructure inspection and maintenance programs. JCP&L shall continue its aggressive transformer maintenance program and reporting to the Board consistent with the June 6, 2001 Board Order. JCP&L shall report its CAIDI and SAIFI numbers on a quarterly basis and shall conduct periodic internal audits of its maintenance practices in accordance with the June 6, 2001 Order, and shall provide copies of the audits to Board Staff. JCP&L shall continue its Community Connection Program. JCP&L shall discuss with Board Staff any proposal to consolidate, relocate or close an existing district office (which is an office to which work crews report) in New Jersey prior to implementation.

34. FirstEnergy and JCP&L shall retain the existing six New Jersey customer payment centers (i.e., walk-in offices where customers can pay bills) for a period of at least five years. At any time, should FirstEnergy or JCP&L seek to relocate any such center or centers to another location in New Jersey, FirstEnergy and JCP&L shall fully comply with the notice and approval requirements of N.J.A.C. 14:3-5.1 and with any other applicable statute, law, regulation or Board order.

35. FirstEnergy shall implement its circuit reliability index program in JCP&L's service territory. This reliability index is a blended calculation utilizing CAIDI, SAIDI, SAIFI, substation lockouts, and momentary interruptions ("MAIFI") to evaluate the overall circuit performance. By identifying individual circuits that are not meeting FirstEnergy's standards, analyzing these circuits monthly to identify root causes of the performance, and targeting specific reliability improvement projects where they are needed, FirstEnergy shall focus its reliability efforts in a manner consistent with the expectations of its customers. This program is in addition to FirstEnergy's and JCP&L's commitment that JCP&L shall comply with the Board's interim Electric Distribution Service Reliability and Quality Standards set forth at N.J.A.C. 14:5-7.

36. JCP&L shall attend and fully anticipate in a series of meetings designed to focus JCP&L's reliability efforts in a manner consistent with the expectations of its customers and to mark and review progress in improving reliability in New Jersey. The meetings shall be convened by Board Staff and shall include the Ratepayer Advocate. The participants shall meet at least four times between the date of this Order and June 30, 2002. Discussion areas shall include JCP&L's Service Reliability and Quality Index Program. JCP&L's progress in improving restoration, JCP&L's Community Connections program and customer performance indicators.

37. FirstEnergy shall commit its resources and workforce to directly and quickly address JCP&L storm restoration problem areas on a priority basis over non-FirstEnergy companies.

38. FirstEnergy has provided Board Staff with a copy of a description of the collection policies that will be used by JCP&L after the merger to the extent that they are different than JCP&L's current practices. FirstEnergy's policies as implemented by JCP&L with respect to collections shall comply with applicable Board regulations with respect to collections practices.


                                      29              BPU Docket No. EM00080808
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
40. New Jersey shall receive at least equal or, where appropriate, additional funding priorities as compared with Pennsylvania and Ohio with regard to electric system upgrades, capital projects, staffing and maintenance programs in the new corporate structure.

41. Within 90 days after merger closing, FirstEnergy shall provide Board Staff with the location of the call centers that will be used for JCP&L customers when calling JCP&L. All call center operations no matter where situated shall be staffed by representatives trained and capable to provide customers with at least the same quality of customer service as they do today. Such representatives shall be trained and be familiar with JCP&L's service territory issues, New Jersey regulations, Board policy, JCP&L tariffs and the New Jersey Customer Choice Program. JCP&L shall notify the Board and Ratepayer Advocate at least 90 days prior to relocation of any such call center.

Administrative Matters

The Board is aware that, as a result of this merger, JCP&L will be part of a much larger and more complex corporate entity. Therefore, it is imperative that the merged entity comply with all pertinent Board orders, statutes, codes and regulations and understand the Board's interest and authority regarding financial and management operations overnight as they relate to the provision of safe, adequate and proper service at reasonable rates to New Jersey ratepayers.

Continued access to information is key to the Board's ability to monitor post-merger compliance with all pre-existing regulatory requirements and with the stipulated terms of settlement discussed herein. It is possible that FirstEnergy and JCP&L may want to move JCP&L's books and records from their current Board-approved location in Reading, Pennsylvania to another location to be determined by FirstEnergy's post-merger consolidation or reorganization efforts. Such an action would have both procedural and functional implications affecting the Board's oversight of JCP&L. Any such proposed movement of books and records could also require additional covenants to address both the direct and indirect effects of the consolidation of the affairs of FirstEnergy and JCP&L. Consistent with the Board's Order in BPU Docket No. EE9701014 dated May 28, 1997, the Board ORDERS JCP&L to maintain the accounting records of JCP&L in their approved Reading, Pennsylvania location. If FirstEnergy and JCP&L desire to move JCP&L's accounting records from Reading, Pennsylvania, they first shall obtain Board approval. Any such request shall include commitments as to access to the records, etc., that currently apply to the records in Reading as articulated by the Board in the May 28, 1997 Order in BPU Docket No. EE9701014. The Board FURTHER ORDERS JCP&L to maintain it books and records in accordance with the Board-approved Uniform System of Accounts or as otherwise prescribed by the Board.

The Board also has a substantial interest in the level of JCP&L's deferred balance going forward. The Board will need to continue to have access on demand to timely and accurate data as to the amount and level of growth of the deferred balance post-merger. Finally, appropriate tracking and reporting of merger cost data is necessary to ensure that no transaction costs are inappropriately passed through to ratepayers. During the proceeding, Joint Petitioners did not specify whether merger costs would be expensed in the year of approval or amortized over several periods. If such costs are amortized, the Board must ensure that no transaction-related costs are incorporated into JCP&L's post-merger rate structure. In either instance, a thorough examination of merger and merger-related costs is imperative to the execution of the Board's ratemaking and oversight responsibilities. The Board ORDERS


                                      30              BPU Docket No. EM00080808
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
FirstEnergy and JCP&L to provide the Board's Audit Staff with all required information on a timely basis going forward and the Board HEREBY ADOPTS the Stipulation attached hereto as its own, incorporating by reference the terms subject to the following conditions. The Board ORDERS Joint Petitioners to COMPLY with the following as enumerated in Attachment A of the Stipulation of Settlement.

19. If FirstEnergy and JPC&L desire to move JPC&L's accounting records from Reading, Pennsylvania, they shall obtain Board approval. Any such request shall include commitments as to access to the records, etc., that currently apply to the records in Reading as articulated by the Board in its Order in I/M/O the Petition of Jersey Central Power & Light Company to Keep its Books and Records Outside of the State of New Jersey, Audit No. A-2853. BPU Docket No. EE97010014, dated May 28, 1997. JCP&L shall maintain its books and records in accordance with the Board-approved Uniform System of Accounts or as otherwise prescribed by the Board. In addition:

     a. JCP&L shall provide and/or make ready for review for the Board and its Staff any or all of its original accounting books and records, upon request, within 20 working days unless otherwise specified by the Board.

     b. FirstEnergy shall make its books and records available to the Board and its Staff to the extent that they pertain to the operations of JCP&L.

     c. FirstEnergy shall provide computer access and/or the printed results of all activities related to the operations of JCP&L.

     d. FirstEnergy shall either provide any or all of the books and records of JCP&L and the records of FirstEnergy related to JCP&L's operation at an acceptable location within New Jersey or shall pay all travel and travel-related expenses incurred by the Board or its Staff in the performance of their regulatory duty.

     e. JCP&L shall notify the Board of any material change in the administration, management or condition of the books and records and related documentation of JCP&L, which notice shall be sent to the Board Secretary and Directors of the Board's Divisions of Energy and Audits within 20 days of the event.

     f. Joint Petitioners acknowledge N.J.S.A. 48.2-16.4 et seq. and shall allow the Board's Staff to conduct various focused audits, management audits or reviews of JCP&L or FirstEnergy or any of its subsidiaries (with respect to FirstEnergy's or such subsidiary's transactions with JCP&L) as part of its continuing monitoring of JCP&L commencing no sooner than one year after the date of this Order.

     g. Joint Petitioners shall prepare and maintain an itemized breakdown of the various merger and merger-related costs on a sub-account or transaction basis with supporting detail. Upon request, FirstEnergy shall provide copies and/or make available for inspection by the Board's Division of Audits, the original record(s) of any or all of the aforementioned costs. The total cost, related summaries and supporting detail shall be complete and available to the Board's Division of Audits no later than one year following the date of this Order.

     h. Joint Petitioners shall file a report with the Board fully describing the post-merger corporate structure and various corporate relationships in sufficient detail to allow


                                       31              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01
          the Board's Division of Audits Staff to effectively monitor all affiliate relationships that include JCP&L as a party. The books, records and supporting details of the affiliate transactions shall be made available to the Board's Staff upon request. In addition, the Joint Petitioners shall perform a comparative analysis of the affiliate relations standards applicable to FirstEnergy, GPU and JCP&L in Ohio, Pennsylvania and New Jersey and the methods by which FirstEnergy, GPU and JCP&L are complying with these varying standards, the results of which shall be filed with the Board within six (6) months following the date of this Order.

     i.   JCP&L's deferred balance shall be audited annually.

     j. Upon request, JCP&L shall make available to the Board's Division of Audits, for review in JCP&L's offices, copies of all internal JCP&L audits and internal audits of JCP&L's affiliates pertaining to transactions with JCP&L.

     k. Subject to execution, where appropriate, of acceptable confidentiality agreements, copies of the U.S. federal income tax returns of FirstEnergy, GPU, Inc., and JCP&L or any other entity consolidated with any of these companies for the purposes of federal income taxes shall be made available to the Ratepayer Advocate and the Board to the extent that the Board determines that the information contained there in is necessary to resolve any regulatory or financial issues impacting JCP&L. This provision shall not impair the rights of any of the parties in any other proceeding.

42.  JCP&L shall comply with all Board Orders.

44. SEC regulations restrict registered holding company investments in EWGs and foreign utility companies (FUCOs) to 50% of consolidated retained earnings in the absence of specific SEC authorization to exceed that level. In order to accommodate existing GPU, Inc. investments in EWGs and FUCOs and existing and anticipated FirstEnergy investments in EWGs (FirstEnergy is in the process of moving its generating assets into EWGs), and in the light of the accounting for the merger, which will result in consolidated retained earnings for the merged entity of approximately $1 billion, an increase in the SEC authorization is required so that the merged entity will not be in violation of the SEC rules upon merger closing and will have some flexibility going forward. The SEC requires input from affected state commissions in considering requests for such increased authorization. The Board supports FirstEnergy's application to secure authority from the SEC to permit FirstEnergy investments in EWGs and FUCOs up to 500% of consolidated retained earnings.

45. FirstEnergy shall demonstrate that the Board of Directors of FirstEnergy Corp. adopted a resolution authorizing or ratifying the execution of the Stipulation by FirstEnergy. FirstEnergy shall provide a certified copy of the appropriate excerpt from its Board of Directors' meeting minutes to satisfy this condition.

47. As part of the Stipulation, a principal of Deloitte Consulting L.P. delivered a Certification regarding merger savings estimates. It shall be included as Exhibit 2 to Attachment A of the Stipulation.


                                       32              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

48. Upon execution of the Stipulation, Anthony Alexander, President of FirstEnergy Corp. delivered Certifications regarding merger savings estimates and employee levels. Those shall be included as Exhibits 3 and 4 to Attachment A of the Stipulation.

49. FirstEnergy agrees that an Independent accounting firm of national reputation, other than Deloitte and Touche, shall be retained to audit the regulatory books of JCP&L at a time determined by Board Staff. JCP&L shall pay the fees of such audit, pursuant to N.J.S.A. 48:2-16.4, but the auditors shall report to Board Staff.

50. Independent consultants/auditors shall be retained to review, on one occasion, at a time determined by Board Staff, compliance by FirstEnergy and JCP&L with the Stipulation and Board Orders. JCP&L shall pay the fees of such review, pursuant to N.J.S.A. 48:2-16.4, but the auditors shall report to Board Staff. Nothing herein shall limit the Board's right to require other audits in accordance with applicable law.

Additional Societal Benefits

The Stipulation of Settlement also contains several clauses and measures that constitute additional merger-related benefits. FirstEnergy and JCP&L have agreed to implement a low-income customer assistance pilot program to be funded by the Joint Petitioners up to a $2 million level in 2002 and up to a $3.5 million level From January 1, 2003 through July 31, 2003. In addition, JCP&L shall make available up to $1 million in technology grants to schools and libraries within its service territory that are deemed deficient by the New Jersey Department of Education. To underscore its commitment to local communities, FirstEnergy has also committed to maintaining JCP&L's recent level of charitable activity in the community for three years post-merger. Lastly, Joint Petitioners shall develop and implement a post-merger customer education program to ensure customer understanding of the transaction as well as the Joint Petitioners' commitment to continued provision of a high level of customer service. The Board HEREBY FINDS that the provisions of the Stipulation that address societal benefits are in the public interest and incorporates those provisions into this Order. In matters related to societal benefits, the Board ORDERS Joint Petitioners to COMPLY with the following as numbered to correspond directly with the provisions in Attachment A of the Stipulation of
Settlement:

23. Until implementation of low-income customer assistance plans by the Board in its pending Universal Service Fund proceeding, I/M/O the Establishment of a Universal Service Fund Pursuant to Section 12 of the Electric Discount and Energy Competition Act of 1999 (BPU Docket No. EX00020091), which plans shall supersede the provisions of this paragraph, JCP&L shall implement a low-income customer assistance pilot plan ("PIP Pilot") similar to the plan that GPU's Pennsylvania utilities offer. The PIP Pilot shall initially be applicable to customers with incomes at or below 175% of poverty level, and, subject to the first sentence of this paragraph, shall be implemented over a two-year period. Funding requirements shall not exceed $2 million during 2002 and $3.5 million during 2003, which shall be funded by JCP&L through July 31, 2003. The PIP Pilot shall be discontinued effective August 1, 2003 unless the net program costs, including any arrearage forgiveness costs, shall be included in the societal benefits charge (SBC), or other acceptable cost recovery mechanism, and recovered from customers prospectively commencing August 1, 2003. JCP&L shall work with the Ratepayer Advocate and Board Staff to develop the specific details and requirements of the PIP Pilot. Implementation of the PIP Pilot shall not reduce the shopping credits during the

                                       33
                                                       BPU Docket No. EM00080608
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
     transition period or reduce expenditures already included in JCP&L's existing social benefits expenditures including, but not limited to, contributions to NJ SHARES, and shall not impact JCP&L's obligations under the Board's Final Decision & Order, dated March 9, 2001, in the Board's Comprehensive Resource Analysis proceeding (Docket Nos. EX99050347, EX99050348 et al.), as the same may be amended or modified.

24. JCP&L shall make available to schools and libraries within its service territory, that the New Jersey Department of Education identifies as deficient, technology improvement grants in the total amount of $1 million. The amounts made available under this program shall be dispersed during the first 12 months following consummation of the merger.

43. JCP&L shall continue to play an important role in the economic growth of New Jersey and will continue to support the local communities it serves, as a responsible corporate citizen. To further underscore its commitment to the local communities, FirstEnergy shall maintain, for at least three years after the merger, and substantially at current aggregate levels, JCP&L charitable commitments to the communities served by JCP&L. Thereafter, FirstEnergy shall make charitable commitments in those communities at levels substantially similar to the level of charitable commitments in communities served by FirstEnergy's existing subsidiaries.

46. Within 60 days of closing, Joint Petitioners shall develop and submit for review by Board Staff and the Ratepayer Advocate a Customer Information Program designed to inform customers of the transaction, the continued oversight of the Board and the continuity of customer service procedures of JCP&L.

CONCLUSION

In considering the Joint Verified Petition at issue herein, the Board, as required by N.J.S.A. 48:2-51.1 and as set forth above, has carefully evaluated the impact of the proposed acquisition on competition, on the rates of ratepayers affected by the acquisition of control, on the utility's employees, and on the utility's provision of safe and adequate utility service at just and reasonable rates. In doing so, the Board has carefully considered the record in this matter, including all motions, testimony, exhibits, briefs and comments, the Stipulation of Settlement, exhibits submitted in support of the Stipulation, submissions by non-signatory parties, including the opposition of NJBUS, and the Joint Petitioners' response thereto, and the ALJ's Initial Decision. Subject to the conditions set forth herein and in the attached Stipulation of Settlement, the Board is SATISFIED that Joint Petitioners entered sufficient additional information into the record without objections and that the Stipulation of Settlement contains additional provisions sufficient to protect JCP&L ratepayers and employees and New Jersey's competitive energy market participants from harm.

                                       34
                                                       BPU Docket No. EM00080608
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
The Board CONCURS with ALJ McAfoos' August 28, 2001 Initial Decision in this matter, wherein ALJ McAfoos found that the parties to the Stipulation voluntarily agreed to a settlement in this matter and that the settlement fully disposes of all issues in controversy and is consistent with the law and the public interest. ALJ McAfoos concluded that the Stipulation of Settlement meets the requirements of N.J.A.C. 1:1-19.1 and is in the public interest. He approved the settlement and ordered the parties to comply with the terms of the Stipulation. In issuing this Order approving the merger subject to the conditions contained herein, the Board also HEREBY ADOPTS in its entirety the Initial Decision of ALJ McAfoos as rendered on August 28, 2001. Accordingly, the Board HEREBY ADOPTS the Stipulation attached hereto as its own, incorporating by reference the terms and conditions as if fully set forth at length herein.

Based upon the foregoing and subject to the conditions set forth herein and in the attached Stipulation of Settlement, the Board CONCLUDES that the statutory criteria set forth in N.J.S.A. 48:2-51.1 are satisfied and that the proposed change in control can be accomplished without any adverse impact on competition, rates, employees or the provision of safe and adequate utility service at just and reasonable fees.

By this Order, pursuant to N.J.S.A. 48:3-10, the Boar APPROVES the transfer by GPU, Inc. on its books and records all of the issued and outstanding shares of its common stock of GPU, Inc., which owns all the common stock of JCP&L, to FirstEnergy. Pursuant to N.J.S.A. 48:2-51.1, the Board also APPROVES the acquisition by FirstEnergy of control of GPU, Inc. and its New Jersey subsidiary, JCP&L. In addition to the conditions enumerated in this Order, the Board ORDERS that:

     a. Upon closing of the merger, FirstEnergy shall file with the Board a certified copy of its Certificate of Merger as recorded with the Secretary of the State of New Jersey.

     b. This order shall not affect nor in any way limit the exercise of the authority of the Board or the State of New Jersey in any future petition, or in any proceeding regarding rates, franchises, services, financing, accounting, capitalization, depreciation, maintenance, operations or any other matter affecting JCP&L.

     c. This Order shall not be construed as directly or indirectly fixing for any purpose whatsoever any value of tangible or intangible assets now owned or hereafter owned by Joint Petitioners.

     d. Consummation of the above-referenced transaction must take place no later than 120 days from the date of this Order unless otherwise extended by the Board.

     e. Upon the change in control becoming effective, FirstEnergy shall annually thereafter file with the Board and the Ratepayer Advocate copies of its Annual Report to Stockholders and the Form 10K filing made with the Securities and Exchange Commission.

     f. Approval of the transactions herein shall not constitute a determination, nor in any way limit, any future determination of the


                                       35              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01

         Board, as to the treatment of indebtedness, capital structure and interest expense for ratemaking purposes in any rate proceeding under state or federal law.


DATED: October 9, 2001                 BOARD OF PUBLIC UTILITIES
                                        BY:


                                        /s/ Connie O. Hughes

                                        CONNIE O. HUGHES
                                        PRESIDENT
         [Seal]

                                        /s/ Carol J. Murphy

                                        CAROL J. MURPHY
                                        COMMISSIONER


ATTEST:

        /s/ Frances L. Smith

        FRANCES L. SMITH
        BOARD SECRETARY



Commissioner Frederick F. Butler dissented:


I HEREBY CERTIFY that the within
document is a true copy of the original
in the files of the Board of Public Utilities

/s/ Frances L. Smith
--------------------------
  Frances L. Smith, Esq.
  Secretary

                                    DISSENT
                                    -------

I respectfully dissent from the majority ruling approving the Initial Decision of ALJ McAfoos in this matter. Contrary to the opinion of ALJ, based on my review of the evidentiary record and the Stipulation herein, I am not convinced that the approval of the acquisition of GPU Energy by FirstEnergy is in the public interest.

The primary burden lies with the Joint Petitioners to demonstrate that this merger will have no adverse effect on competition, rates, employees of the utility, or on the continued provision of safe, adequate and proper service at just and reasonable rates. It is very clear from the

                                       36              BPU Docket No. EM00080608
                                                      OAL Docket No. PUC 1585-01
evidentiary record that the Joint Petitioners have failed to address issues central to the determination of whether the merger should be approved according to the statutory criteria set forth in N.J.S.A. 48:2-51.1. The evidentiary record lacks detailed information and analysis to satisfy the statutory criteria.

In the absence of comprehensive analysis and an affirmative showing that the merger meets with the statutory approval criteria, Joint Petitioners and certain parties have developed a list of conditions of merger approval, as set forth in Attachment A of the Stipulation, which conditions (according to the Stipulation) address in a reasonable fashion the overwhelming majority of concerns raised by the parties. A plain reading of the Stipulation demonstrates that it has not addressed all concerns of the parties. Even if all concerns of the parties are met, it is not the satisfaction of the concerns of parties that is the determinant of the approval of the merger petition, but rather whether the Joint Petitioners have provided sufficient evidence that the statutory criteria are met. This, the Joint Petitioners have failed to establish.

Instead, the Joint Petitioners have provided a list of assurances by the board of directors, based in Akron, Ohio, to allay concerns of the Signatory Parties. The real question is whether the regulators in New Jersey, particularly post-merger, can rely upon these assurances. Of the sixteen directors on FirstEnergy's board of directors, FirstEnergy's current board of directors will designate ten members of the board and GPU's current board of directors will designate six members of the board. Where does this leave representation of New Jersey's interest on the board of directors? While the record herein does not provide the number of members on the board of directors to be appointed from New Jersey, it is unlikely that more than two members will be appointed from New Jersey. Thus, the level of commitment with necessary resources to meet the assurances provided herein will be determined to an overwhelming extent by the majority of the members far removed from New Jersey--whose interest may not be necessarily the same as perceived by New Jersey regulators.

Axiomatic as it is, the Board through a series of investigations, directives and Orders has expressed ongoing concerns about the reliability of electric service provided by GPU Energy in New Jersey, given the recent history of the level of equipment failures, the level of capital, operations and maintenance expenditures, the level of reliability performance, the level of organization and staffing and the level of support systems. The provisions of the Stipulation addressing these issues are woefully inadequate and do not provide any comfort to me that the ratepayers will not be adversely impacted. For instance, the term "adequate" is not defined in paragraph 25 of the Stipulation where "FirstEnergy commits that an adequate number of positions staffed with people familiar with New Jersey's and GPU Energy's rates, regulatory, reliability, engineering and labor relations matters shall be maintained." It is clear that while FirstEnergy has made commitments in return for merger approval, the language of the Stipulation would allow FirstEnergy to determine its own future levels of maintenance staffing and capital infrastructure investments. This is not acceptable to me. Nor do I believe that the Stipulation will instill confidence in customers of GPU Energy, who have feared that the merger will jeopardize rate stability and reliability of service.

In summary, I believe that it is one thing to support the merger of a New Jersey company that is well run, successful, and well regarded by its customers with a company that is foreign where existing management is allowed to stay on and continue to operate. It is quite another situation where a troubled system with a long history of service reliability issues and customer dissatisfaction is taken over by a company whose management is in a foreign state and where existing management with whom we have developed a plan for remediation is itself to be largely replaced. The approval of this merger in my view provides no real benefit to the ratepayers. All

                                       37            BPU Docket No. EM00080608
                                                     OAL Docket No. PUC 1585-01
it does is reaffirm the need for a more vigilant monitoring of the service performance of the New Jersey system to be managed now by a bureaucracy based in Akron, Ohio. Moreover, I cannot conclude that New Jersey ratepayers will not be adversely impacted by this merger. Accordingly, regrettably, I cannot support the merger herein.


DATED:  October 9, 2001

                                        /s/ FREDERICK F. BUTLER
                                        ------------------------------
                                        FREDERICK F. BUTLER
                                        COMMISSIONER


ATTEST:

          /s/ FRANCES L. SMITH
          ----------------------------
          FRANCES L. SMITH
          BOARD SECRETARY

I HEREBY CERTIFY that the within
document is a true copy of the
original in the files of the
Board of Public Utilities

/s/ FRANCES L. SMITH
-------------------------------
Frances L. Smith, Esq.
Secretary





                                       38            BPU Docket No. EM00080608
                                                     OAL Docket No. PUC 1585-01

                                     [LOGO]


                               STATE OF NEW JERSEY
                          OFFICE OF ADMINISTRATIVE LAW

                                                            [STAMP]

                                                      INITIAL DECISION
                                                      SETTLEMENT
                                                      OAL DKT. NO. PUC 1585-01
                                                      AGENCY DKT. NO. EM00110870

IN THE MATTER OF THE JOINT
PETITION OF FIRST ENERGY
CORP. AND JERSEY CENTRAL
POWER AND LIGHT COMPANY
d/b/a GPU ENERGY FOR APPROVAL
OF A CHANGE IN OWNERSHIP AND
ACQUISITION OF CONTROL OF A
NEW JERSEY UTILITY

      VINCENT J. SHARKEY, JR. and EDWARD K. DEHOPE, Esq., on behalf of First
            Energy Corp. (Riker, Danzig, Scherer, Hyland & Perretti, attorneys)

      MARC B. LASKEY, Esq., and GERALD W. CONWAY, Esq., on behalf of Jersey
            Central Power and Light Company (Thelen Reid & Priest LLP, attorneys)

      RAY LAMBOY and GRACE KURDIAN, Deputy Attorney General, for the Staff of the Board of Public Utilities (John J. Farmer. Jr., Attorney General of New Jersey, attorney)

      ANDREW K. DEMBIA, Deputy Ratepayer Advocate, for the Division of the
            Ratepayer Advocate, (Blossom A. Peretz, Ratepayer Advocate, attorney)

      MURRAY E. BEVAN, Esq., intervenor on behalf of The New Power Company
            (Courter, Kobert, Laufer & Cohen, attorneys)


                 New Jersey is an Equal Opportunity Employer

OAL DKT. NO. PUC 1585-01

      STEVEN S. GOLDENBERG, Esq., intervenor on behalf of Shell Energy Services
            Co., LLC & Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, attorneys)

      DOREEN MACDONALD, Corporate Energy Manager, intervenor on behalf of
            Co-Steel Sayreville, Inc.

      ANDREW L. INDECK, Esq., intervenor on behalf of Independent Energy
            Producers of New Jersey (Scarinci & Hollenbeck, LLC, attorneys)

      PHYLLIS J. KESSLER, Esq., intervenor on behalf of New Jersey Business
            Users (Kudman, Trachten, Kessler, Rick & Strull, LLP, attorneys)

      KATHRYN G. SOPHY, Esq., intervenor on behalf of Mid-Atlantic Power Supply
            Association (Rhoads & Sinon, LLP, attorneys)

      TRACEY THAYER, Director, Regulatory Policy, intervenor on behalf of New
            Jersey Natural Gas Company

      DENISE R. FOSTER, Esq., intervenor on behalf of PJM Interconnection

      THOMAS P. THACKSTON, Esq., intervenor on behalf of PSE&G Companies

      MARTIN C. ROTHFELDER, Esq., intervenor on behalf of PECO Energy Company d/b/a Exelon

      A. CLIFTON PAYNE, JR., President, intervenor on behalf of Easter Region of Green Mountain Energy Company

Record Closed: August 28, 2001                    Record Closed: August 28, 2001


BEFORE LOUIS G. McAFOOS, ALJ t/a:

      On November 9, 2000, Jersey Central Power and Light Company (JCP&L), a New Jersey Electric Public Utility doing business as GPU Energy, and First Energy Corporation an exempt public utility holding company organized under the laws of the State of Ohio, filed a joint petition with New Jersey Board of Public Utilities seeking approval of a proposed change in ownership and acquisition of control of JCP&L pursuant to an Agreement and Planned of Merger dated August 8, 2000 between First Energy and GPU, Inc., the parent holding company of JCP&L.

OAL DKT. NO. PUC 1585-01

      The matter was transmitted to the Office of Administrative Law for hearing as a contested case pursuant to N.J.S.A. 52:14B-1 to -15 and N.J.S.A. 52:14F-I to -13 on February 5, 2001. Motions for intervention were granted relating to PECO Energy Company doing business as Exelon Energy, Independent Energy Producers of New Jersey, New Jersey Business Users, PJM Interconnection LLC, the New Power Company, Mid-Atlantic Power Supply Association, Co-Steel Incorporated, Shell Energy Service Company and Enron Corporation.

      Public input hearings were held in the service territory on April 24 and 26, 2001. Four days of evidentiary hearings were held on April 30, May 3, 7 and 8, 2001. Post hearing briefing was completed on June 4, 2001.

      Subsequent to the receipt of briefs, the parties were encouraged by this court to undertake further settlement negotiations with a view towards reaching an amicable resolution of all outstanding issues in the case. Over the next eighty days, the parties engaged in extensive settlement negotiations which have resulted in the submission of a Stipulation of Settlement disposing of all outstanding issues in the case. The Stipulation of Settlement and additional evidentiary submissions were received into the record on August 24, 2001. All intervenors in the case save one either signed the stipulation or submitted letters to the court stating their intention not to take a position on the merits the stipulation and further stating that they would not object to its entrance. Pursuant to a letter received on August 24, 2001, the New Jersey Business Users submitted comments to the stipulation and stated "NJBUS opposes the proposed settlement for the following reasons . . ." By letter brief dated August 28, 2001, Joint Petitioners submitted a response to NJBUS's letter of opposition and comment.

      Having reviewed the positions of NJBUS, I must concur with Joint Petitioners that the issues raised by NJBUS would more appropriately be handled in the Company's 2002 base rate case filing which will be filed within the next eighteen months. It is premature to address these issues at this point. Further the issue of short term power sales is without merit as such sales remain constantly under the review of the Board of Public Utilities and the FERC, and adequate review is provided for under the terms of the Stipulation of Settlement.

OAL DKT. NO. PUC 1585-01

      I note that NJBUS after being granted the status of an intervenor, did not participate in the hearings, did not present testimony, did not attend the hearings or cross examine the witnesses and did not actively participate in formal settlement proceedings. Considering the time and tremendous effort expended by all other parties in reaching what is obviously a reasonable and beneficial settlement which will have a positive impact on the citizens of the State of New Jersey, it is indeed unfortunate that NJBUS should at this time raise objections to the entry of this stipulation of settlement. NJBUS will be free to raise these issues both in exceptions which it is free to file with the Board and in base rate proceedings to be filed in 2002.

      Having carefully reviewed the record in this matter, including the Stipulation of Settlement entered into by the signatory parties, the letters of non-objection submitted by other intervenors and the letter comments of NJBUS, I FIND

            1. The parties to the stipulation have voluntarily agreed to a settlement as evidenced by their signatures.

            2. The settlement fully disposes of all issues in controversy and is consistent with the law and is in the public interest

      I CONCLUDE that this stipulation meets the requirements of N.J.A.C. 1.1-19.l and is in the public interest and accordingly, I approve the settlement and ORDER that the parties comply with the terns of the stipulation and that these proceedings be concluded.

      I hereby FILE my initial decision with the BOARD OF PUBLIC UTILITIES for consideration.

OAL DKT. NO. PUC 1585-01

      This recommended decision may be adopted, modified or rejected by the BOARD OF PUBLIC UTILITIES, which by law is authorized to make a final decision in this matter. If the Board of Public Utilities does not adopt, modify or reject this decision within forty-five (45) days and unless such time limit is otherwise extended, this recommended decision shall become a final decision in accordance with N.J.S.A. 52:14B-10

Aug 28, 2001                                 /s/ L G  McAFOOS
------------------------------------         -----------------------------------
DATE                                         LOUIS G. McAFOOS, ALJ t/a
                                             Receipt Acknowledged:

8-30-01                                      /s/ FLOYD LANG JR.
------------------------------------         -----------------------------------
DATE                                         BOARD OF PUBLIC UTILITIES

                                             Mailed to Parties:


------------------------------------         -----------------------------------
DATE                                         OFFICE OF ADMINISTRATIVE LAW

/cad

                            STATE OF NEW JERSEY
                           BOARD OF PUBLIC UTILITIES

--------------------------------------
IN THE MATTER OF THE JOINT PETITION OF:
FIRSTENERGY CORP. AND JERSEY          :
CENTRAL POWER & LIGHT COMPANY,        :   STIPULATION OF SETTLEMENT
doing business as GPU ENERGY, FOR     :
APPROVAL OF A CHANGE IN OWNERSHIP     :   Docket No. EM00110870
AND ACQUISITION OF CONTROL OF A NEW   :   OAL Docket No. PUCOT 01585-01N
JERSEY PUBLIC UTILITY AND OTHER RELIEF:
                                      :
                                      :
--------------------------------------

      WHEREAS, FirstEnergy Corp., an exempt public utility holding company organized under the laws of the State of Ohio ("FirstEnergy"), and Jersey Central Power & Light Company, a New Jersey electric public utility doing business as GPU Energy ("JCP&L") (FirstEnergy and JCP&L, collectively, "Joint Petitioners"), filed a Joint Petition with the New Jersey Board of Public Utilities ("Board" or "BPU"), under BPU Docket No. EM00110870, seeking approval of the proposed change in ownership and acquisition of control of JCP&L (the "Merger") pursuant to an Agreement and Plan of Merger dated as of August 8, 2000 between FirstEnergy and GPU, Inc. ("GPU"), the parent holding company of JCP&L; and

      WHEREAS, on February 5, 2001, the Board referred the Joint Petition to the Office of Administrative Law ("OAL") for hearings as a contested case in accordance with the provisions of the Administrative Procedure Act, N.J.S.A. 52:14B-1 et seq.; and

      WHEREAS, the other parties in this proceeding are the Staff of the Board, the Division of the Ratepayer Advocate, PECO Energy Company d/b/a Exelon Energy, Independent Energy Producers of New Jersey, New Jersey Business Users, PJM Interconnection, LLC ("PJM"), The NewPower Company, Mid-Atlantic Power Supply Association, Co-Steel, Inc.,

Shell Energy Services Company and Enron Corp. (collectively, with Joint Petitioners, the "Parties"); and

      WHEREAS, the OAL assigned an Administrative Law Judge ("ALJ") and the ALJ conducted two public hearings and four days of evidentiary hearings, on April 30, May 3, 7 and 8, 2001, during which over 1,100 pages of testimony were transcribed and over 100 exhibits were moved into evidence. Sixteen witnesses offered testimony. Post hearing briefing was completed on June 4, 2001; and

      WHEREAS, subsequent to the hearings, the ALJ urged the parties to enter into settlement negotiations so as to present the Court with a stipulation of mutually acceptable conditions of merger approval. Joint Petitioners have met with all active parties on several occasions and further have participated in numerous discussions and meetings with individual parties; and

      WHEREAS, Joint Petitioners have also reached agreement with PJM as to the wording of a merger condition which describes the steps involved in any potential future effort of JCP&L to withdraw its transmission assets from PJM operational control, which agreement has been filed with the Court; and

      WHEREAS, Joint Petitioners and certain other parties have developed a comprehensive list of conditions of merger approval, as set forth in Attachment A hereto, which would be acceptable to them, which conditions address in a reasonable fashion the overwhelming majority of concerns raised by Parties in this proceeding about the impact of the proposed merger on JCP&L and its customers, and have executed this Stipulation (the "Signatory Parties"); and

      WHEREAS, the proposed merger has been approved by the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Pennsylvania Public Utility Commission, and the New York State Public Service Commission, among others; and

      WHEREAS, the Merger will not in any way affect the Board's continuing jurisdiction over the adequacy and reliability of customer service provided by JCP&L,

      NOW, THEREFORE, for and in consideration of the terms and conditions herein, the Signatory Parties executing this Stipulation HEREBY STIPULATE AND AGREE as follows:

      1. Board Order. It is a condition of this Stipulation that the Board adopt a final Order approving the Merger and this Stipulation without change or further conditions. It is the further condition of this Stipulation that the Merger be consummated. Should the Board fail to adopt a final Order approving the Merger and this Stipulation, or should the Merger not be consummated for any reason, then this Stipulation shall be deemed null and void and of no force and effect. In the event either condition is not satisfied for any reason, then neither the existence of this Stipulation nor its provisions shall be disclosed or utilized by any Signatory Party or person for any purpose whatsoever, including in this or any other proceeding.

      2. Conditions of Merger. The conditions of merger agreed to by the Signatory Parties are set forth in Attachment A hereto, and are included herein as if fully written.

      3. Reasonableness of Stipulation. The Signatory Parties agree that this Stipulation represents a reasonable balance of the competing interests involved in this proceeding. Based upon their review of the record and the agreements reflected in this

Stipulation, the Signatory Parties are satisfied that the statutory criteria for approval of petitions involving acquisitions of control and transfer of controlling stock ownership of a New Jersey public utility, set forth in N.J.S.A. 48:2-51.1, N.J.S.A. 48:3-10, and N.J.A.C. 14:1-5.10 have been satisfied. More particularly, the Signatory Parties agree that the record herein and the conditions of the Merger set forth in Attachment A support the findings and conclusions that the Merger will not have an adverse impact on competition, on the rates of affected ratepayers, on the employees of JCP&L or on the provision of safe and adequate utility service at just and reasonable rates. Attachment A, hereto, is organized by headings based on these four criteria and also includes a grouping of additional public interest conditions. Certain of these conditions pertain to more than one of the statutory criteria and parenthetical references at the end of those conditions identify the additional criteria that they help satisfy. The Signatory Parties further agree that consummation of the merger with the conditions set forth in Attachment A hereto supports a Board finding that the Merger is not contrary to the public interest and therefore should be approved.

      4. Termination. Notwithstanding anything to the contrary set forth herein, upon the occurrence of any of the following events this Stipulation shall terminate:

      (a)   if the Board issues a decision disapproving the Stipulation; or

      (b) if the Board issues a written order approving this Stipulation subject to any condition or modification of the terms set forth herein which a Signatory Party adversely affected, in its discretion, finds unacceptable. Such Signatory Party shall serve notice of unacceptability on the Parties within three (3) business days following receipt of such Board order. Absent such notification, the Signatory Parties shall be deemed to have waived their respective rights to object to the acceptability of such conditions or modifications contained in the Board order, which shall thereupon become binding on all Signatory Parties; or

      (c)   if for any reason the Merger is not consummated.

      5. Expeditious Board Approval. Each Signatory Party agrees to use its best efforts to ensure that this Stipulation will be submitted to the OAL for approval as soon as possible. Each Party also agrees to use its best efforts to obtain the approval by the OAL of this Stipulation without modification or condition and to urge the Board to issue its written order approving this Stipulation and the Merger as soon as practicable.

      6. Waiver of Rights of Appeal. Subject to paragraph 4, each Signatory Party specifically waives any right it may have to seek rehearing of or to appeal an order by the Board approving this Stipulation in the manner provided for herein.

      7. Reservations.

      (a) It is specifically understood and agreed that this Stipulation represents a negotiated compromise resolution which shall be binding on the Signatory Parties (and their successors and/or assigns) and that, except as provided herein, no Signatory Party, nor any other person shall be deemed to have approved, accepted, agreed, or consented to any principle underlying or supposed to underlie the Stipulation except as contemplated in Attachment A.

      (b) Additionally, no Signatory Party shall be deemed to have waived its litigation rights and positions in the event this Stipulation is not approved by the Board as submitted to the Board without modification or condition, or in the event the Merger is not consummated. Although binding as between and among the Signatory Parties, this Stipulation represents a negotiated compromise and, therefore, this Stipulation may not be cited as precedent for or against any Party in any other proceeding except as contemplated in Attachment A.

      (c) The Signatory Parties further request that the Board specifically recognize that the unique resolution of this proceeding shall apply only to this case and that any similar future cases shall be reviewed by the Board on an individual basis and that the terms of this Stipulation shall not necessarily be used as a reasonable resolution of any similar future cases.

      (d) It is specifically understood and agreed that this Stipulation is an integral settlement and that the various parts hereof are not severable without upsetting the balance of consideration achieved among the Signatory Parties.

      8. Amendments. This Stipulation may not be amended except by a written instrument executed by each of the Signatory Parties. Each Signatory Party may, only by an instrument in writing, waive compliance by any other Signatory Party with any term or provision of this Stipulation. The waiver by any Signatory Party of a breach of any term or provision of this Stipulation shall not be construed as a waiver of any subsequent breach.

      9. Counterparts. This Stipulation may be executed in any number of counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Signatory Parties.

      10. Governing Law. This Stipulation shall be governed by and construed in accordance with the laws of the State of New Jersey.

      11. Assignments. This Stipulation shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this

Stipulation nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any Signatory Party without the prior written consent of the other Parties.

      12. No Third Party Beneficiaries. Nothing herein expressed or implied shall be construed to give any person other than the Signatory Parties (and their successors and permitted assigns) any legal or equitable rights hereunder.

      13. Captions. The subject headings of the sections of this Stipulation are inserted solely for the purpose of convenient reference and are not intended to, nor shall they, affect the meaning of any provision of this Stipulation.

      14. Notices. Any notice, request, demand or statement which any Signatory Party may give to any other Party pursuant to the terms of this Stipulation shall be in writing and shall be considered as duly delivered as of the date and time actually received by the other Party by personal delivery, facsimile or other electronic transmission, registered or certified mail (postage prepaid) or nationally recognized overnight courier service, addressed to said Party's counsel of record in this proceeding.

      15. Entire Agreement. This Stipulation is submitted to the Board for approval as a whole. If a Signatory Party is adversely affected by a modification or condition to the Stipulation and provides timely notice in accordance with Paragraph 4, then the Stipulation shall be ineffective and void.

      IN WITNESS WHEREOF, each Signatory Party hereto has caused its duly authorized officer or representative to execute and deliver this Stipulation as of August 24, 2001.

FirstEnergy Corp.                          Jersey Central Power & Light Company,
                                           doing business as GPU ENERGY


By: /s/ Edward K. DeHope                   By:  /s/ Marc B. Lasky
   ---------------------------------          ----------------------------------
   Edward K. DeHope                           Marc B. Lasky
   Riker, Danzig, Scherer,                    Thelen Reid & Priest LLP
   Hyland & Perretti, LLP

Staff of the New Jersey                    Blossom A. Peretz, Esq., Ratepayer Advocate
Board of Public Utilities                  N.J. Division of the Ratepayer Advocate

By: /s/ Ray Lamboy                         By: /s/ Andrew K. Dembia
   ---------------------------------          ----------------------------------
   Ray Lamboy                                 Andrew K. Dembia
   Deputy Attorney General                    Deputy Ratepayer Advocate

Independent Energy Producers of            Shell Energy Services Co., LLC
New Jersey

By:  /s/ Andrew L. Indeck                     By:  /s/ Steven S. Goldenberg
   ---------------------------------          ----------------------------------
   Andrew L. Indeck                           Steven S. Goldenberg
   Scarinci & Hollenbeck, LLC                 Greenbaum, Rowe, Smith, Ravin,
                                              Davis & Himmel LLP


The NewPower Company                       Co-Steel Sayreville, Inc.

By:  /s/ Murray E. Bevan                   By:  /s/ Darren MacDonald
   ---------------------------------          ----------------------------------
   Murray E. Bevan                            Darren MacDonald
   Courter, Kobert, Laufer & Cohen            Corporate Energy Manager


   ---------------------------------          ----------------------------------


By:                                        By:
   ---------------------------------          ----------------------------------

                                                                    ATTACHMENT A

                        FIRSTENERGY SETTLEMENT AGREEMENT

COMPETITION


1. FirstEnergy agrees that JCP&L will. (a) transact business with FirstEnergy's generation and marketing affiliates in the same manner as JCP&L transacts business with unaffiliated competitive generators and marketers; (b) provide no preferences to such affiliates; and (c) provide no competitive information to such affiliates that is not provided on the same basis and contemporaneously to such unaffiliated entities. Notwithstanding the above, it is understood and agreed that FirstEnergy's service corporation or its wholesale trading function will provide JCP&L with research and analyses concerning energy markets and pricing, energy risk management support and related services which research and analyses will not be related to and will not promote FirstEnergy's generation business or trading operations. FirstEnergy will procure power for JCP&L provided, however, that in procuring power for JCP&L: (i) FirstEnergy shall only use designated individuals who are not purchasing or selling power, natural gas or financial instruments for its competitive affiliates, and who are employees of an organization which is separate from FirstEnergy generation or trading, which may be JCP&L, in which employees or their managers receive no compensation as the result of sales of power achieved by FirstEnergy, except incentives provided through overall corporate goals and not directly through sale of power except as such sales affect earnings per share; (ii) that employees who purchase power for JCP&L shall operate in an area that is physically distinct from the wholesale trading function (i.e., separated by floor, wing or other building); and (iii) such purchases will be made specifically on behalf of JCP&L which will have its own identified supply portfolio. Additionally, FirstEnergy and JCP&L agree that JCP&L's utility load forecasting will be performed by groups separate and independent of the trading function. FirstEnergy also agrees that it will not, directly or indirectly, convey any preference regarding the purchase of energy for JCP&L to its competitive affiliates through GPU's Pennsylvania electric utilities or through FirstEnergy's service corporation.

2. FirstEnergy agrees that it will operate its generation, marketing and trading functions distinct from JCP&L's transmission and distribution business as separate corporate entities with separate cost accounting, separate operating staffs below senior officer level, and locations for operating personnel that are physically separated by address, floor, or wing of building.

3. FirstEnergy and JCP&L agree that any transfer by JCP&L of competitive information from JCP&L to any generation, marketing or trading affiliate of FirstEnergy will also contemporaneously be made available to non-affiliated generators/suppliers, including competitive information regarding viable locations for development of generation projects, the status of internal policies on transmission and distribution issues, data and analysis of customer growth and new customers, customer transfers to other electric power suppliers, natural gas infra-state pipeline issues and natural gas supply issues. Such dissemination shall be made via a public posting on a nondiscriminatory basis.

4. FirstEnergy and JCP&L agree that JCP&L will provide no preference to the FirstEnergy generation function in the evaluation of and contracting for transmission interconnection construction and services.

5. FirstEnergy and JCP&L agree that JCP&L will provide no competitive information to FirstEnergy's generation function related to JCP&L's operations, or the operations, output or expansion of any non-utility generation. FirstEnergy will assure that its trading group does not receive competitively sensitive information from JCP&L regarding NUGs through the measures identified in paragraph 1 above.

6. FirstEnergy and JCP&L agree that they will implement standards and procedures consistent with the terms of this settlement and also consistent with Board policies, standards and regulations, to prevent preferences and improper flow of information between JCP&L and FirstEnergy, including FirstEnergy's service corporation and its generation or marketing affiliate(s). FirstEnergy and JCP&L will include these principles and procedures in their employee operating procedures and other appropriate documents, copies of which will be provided to the Board within six months of merger closing. FirstEnergy will assure that periodic compliance training of employees will be conducted so that employees are fully informed of the commitments herein and the associated restrictions on their activities as employees.

7. FirstEnergy and JCP&L agree that JCP&L will procure its net power supply requirements for basic generation service customers in a manner that provides no preference to First Energy's present or future owned generation, any generation addition (expansions or new generation) it may be planning, its trading group, or its retail marketing group(s).

8. FirstEnergy and JCP&L agree that JCP&L or other affiliate will provide notice to the Signatory Parties via counsel of record herein of the filing with the FERC of any power purchase agreements (or agreement renewals) between FirstEnergy generation affiliates and JCP&L for power sales of longer than 90-days duration. The Signatory Parties reserve the right to argue that said purchases are subject to Board review.

9. The provisions of this agreement shall apply to any successor companies to FirstEnergy involved in the same or similar business activities involving JCP&L.

10. FirstEnergy agrees that the provisions in paragraphs 1 through 9 above related to preventing subsidy, improper transfer of information or preference of FirstEnergy's competitive affiliates by JCP&L shall also apply so as to prevent FirstEnergy's service corporation from acting as the intermediary for any such subsidy, improper transfer of information or preference

11. FirstEnergy agrees that disputes concerning alleged violations of paragraphs 1-10 above may be submitted for resolution to the Board, which has jurisdiction over the terms of the Stipulation and which shall have authority to take such action as it deems appropriate, consistent with applicable law.

RATES TO CUSTOMERS AND FINANCIAL INTEGRITY

12. In order to assure that customers receive the benefits of future merger savings, regardless of whether such cost-of-service savings are actually achieved, FirstEnergy agrees to reduce JCP&L's deferred balance by $300,000,000. JCP&L will write-off such amount effective as of the receipt of the final regulatory approval for the merger and the Joint Petitioners shall provide the Board's Divisions of Audits and Energy with the proposed form of appropriate journal entries within 10 days of the issuance of the Board order approving the merger. These journal entries and the subsequent accounting treatment are subject to Board approval. If the merger is not consummated for any reason, then no adjustment to the deferred balance as set forth above shall be made.

      The parties agree, and further recommend that in its order the Board should expressly find, that such $300,000,000 represents anticipated merger savings, net of all merger-related costs other than those set forth in Exhibit 1 hereto, referenced below, which are being flowed through early to the benefit of the customers, and accordingly JCP&L customers will already have received the benefit of at least a portion of merger savings through the up-front reduction of the deferred balance referred to above.

      With respect to the rate proceeding contemplated in JCP&L's Restructuring Order to be filed on or before August 2002 for the purpose of establishing JCP&L's rates following expiration of the transition period on July 31, 2003 (the "2002 base rate case"), the Signatory parties agree that JCP&L's test year for purposes of the 2002 base rate case shall be the calendar year 2002, with the initial filing to contain forecasted 2002 data which will be updated for actuals during the course of the proceedings.

13. FirstEnergy agrees that, in connection with the 2002 base rate case and in all subsequent rate cases, appropriate pro forma adjustments to the test year will be made by JCP&L, as necessary, to ensure that any costs related to goodwill, merger transaction costs (i.e., investment banker and attorneys fees associated with the merger agreement), the acquisition premium and executive separation costs (i.e., "golden parachutes" listed on pages 62-63 of the Proxy), which costs are listed in full on Exhibit 1 to this Agreement, will not be used to reduce merger savings and will not be included in JCP&L's test-year cost of service or otherwise charged to JCP&L's customers for ratemaking purposes.

14. FirstEnergy agrees that it will not subject JCP&L's customers to any financial costs, risks or consequences from subsidiaries Ohio Edison, Pennsylvania Power, or any other of FirstEnergy's nuclear or fossil generation operations (i.e., non-JCP&L facilities and contracts), including decommissioning costs for nuclear generation units and environmental remediation, compliance and mitigation costs (together with penalties, if any) for all current FirstEnergy generation units.

15. Paragraph 14 shall not apply to costs of competitively purchased power that are subject to the Board's subsequent review and approval.

16. JCP&L further agrees to file, in all future base rate cases, its case using two alternative capital structures. One of the alternatives will be a consolidated capital structure based on the capital structure that is maintained by FirstEnergy (the holding company). The second alternative will be a stand alone JCP&L capital structure. The parties to future base rate cases will be free to argue for the benefits of using either capital structure for ratemaking purposes or another alternative.

17. JCP&L shall maintain a capital structure, dividend policy, and use its best efforts to achieve financial target ratios consistent with investment grade debt ratings as reported by Moody's Investors Service and Standard & Poor's. Any lowering of these debt ratings, resulting in the debt instruments of FirstEnergy and JCP&L falling below investment grade, shall be reported to the Board and the Ratepayer Advocate. FirstEnergy and JCP&L shall report to the Board and Ratepayer Advocate any post-merger changes in dividend policy as they occur. The Board may exercise its authority to review in detail the capital structure, including the costs of debt and equity, of JCP&L. In addition, if JCP&L experiences a credit downgrade by any of the major rating agencies after consummation of the Merger, it must be reported to the Board, including an analysis of the cost impact to the utility, within 30 working days of the downgrade. Furthermore, a reduction in JCP&L's credit rating below investment grade could trigger a Staff recommendation to the Board for a focused management audit.

18. FirstEnergy agrees to file a petition for approval of a service company agreement and related cost allocations with the Board pursuant to N.J.S.A. 48:3-7.1 at the same time it makes its related filing with the SEC. FirstEnergy further agrees to submit to the jurisdiction of the Board as provided for by law for subsequent cost allocation issues/changes and to not assert SEC preemption.

19. If FirstEnergy and JCP&L desire to move JCP&L's accounting records from Reading, PA, they will obtain Board approval. Any such request would include commitments as to access to the records, etc., that currently apply to the records in Reading as articulated by the Board in its Order in BPU Docket No. EE97010014 dated May 28, 1997. FirstEnergy agrees that JCP&L shall maintain its books and records in accordance with the Board-approved Uniform System of Accounts or as otherwise prescribed by the Board. In addition:

      a. FirstEnergy and JCP&L agree that post merger JCP&L will provide and/or make ready for review for the Board and its Staff any or all of its original accounting books and records, upon request, within twenty (20) working days unless otherwise specified by the Board.

      b. Post-merger FirstEnergy agrees to make its books and records available to the Board and its Staff to the extent that they pertain to the operations of JCP&L.

      c. Post-merger FirstEnergy agrees to provide computer access and/or the printed results of all activities related to operations of JCP&L.

      d. Post-merger FirstEnergy agrees to either provide any or all of the books and records of JCP&L and the records of FirstEnergy related to JCP&L's operation at an acceptable location within New Jersey or pay all travel and travel related expenses incurred by the Board or its Staff in the performance of the regulatory duty.

      e. FirstEnergy agrees that JCP&L will notify the Board of any material change in the administration, management or condition of the books and records and related documentation of JCP&L, which notice shall be sent to the Board Secretary and Directors of the Board Divisions of Energy and Audits within twenty days of the event.

      f. Joint Petitioners acknowledge N.J.S.A. 48:2-16.4 et seq. and agree to allow the Board's Staff to conduct various focused audits, management audits or reviews of JCP&L or FirstEnergy or any of its subsidiaries (with respect to FirstEnergy's or such subsidiary's transactions with JCP&L) as part of its continuing monitoring of JCP&L commencing no sooner than one year after the Board's Final Order approving the Merger.

      g. Joint Petitioners agree to prepare and maintain an itemized breakdown of the various merger and merger related costs on a sub-account or transaction basis with supporting detail. Upon request, post-merger FirstEnergy agrees to provide copies and/or make available for inspection by Board's Division of Audits, the original record(s) of any or all of the aforementioned costs. The total cost, related summaries and supporting detail will be complete and available to the Board's Division of Audits no later than one year following the date of the Board's Final Order approving the Merger.

      h. Joint Petitioners agree to file a report with the Board fully describing the post-merger corporate structure and various corporate relationships in sufficient detail to allow the Board's Division of Audits Staff to effectively monitor all affiliate relationships that include JCP&L as a party. The books, records and supporting details of the affiliate transactions will be made available to the Board's Staff upon request. In addition, the Joint Petitioners agree to perform a comparative analysis of the affiliate relations standards applicable to FirstEnergy, GPU and JCP&L in Ohio, Pennsylvania and New Jersey and the methods by which FirstEnergy, GPU and JCP&L are complying with these varying standards, the results of which will be filed with the Board within six (6) months following the Board's Final Order approving the merger.

      i. Joint Petitioners agree to an annual audit of the JCP&L deferred balance.

      j. Upon request, JCP&L will make available to Board's Division of Audits, for review in JCP&L's offices, copies of all internal JCP&L audits and internal audits of JCP&L's affiliates pertaining to transactions with JCP&L.

      k. Subject to execution, where appropriate, of acceptable confidentiality agreements, copies of the U.S. federal income tax returns of FirstEnergy, GPU, Inc. and JCP&L or any other entity consolidated with any of these companies for the purposes of federal income taxes shall be made available to the Ratepayer Advocate and the Board to the extent that the Board determines that the information contained therein is necessary to resolve any regulatory or financial issues impacting JCP&L. This provision shall not impair the rights of any of the parties in any other proceeding.

20. FirstEnergy and JCP&L agree that JCP&L will honor all JCP&L customer service and non-utility generation contracts in accordance with the terms of those contracts.

21. Post-merger JCP&L will make a good faith effort to renegotiate long-term energy supply contracts with NUGs in order to mitigate stranded costs and will report the status of such negotiations to the Board and Ratepayer Advocate on a quarterly basis.

22. FirstEnergy agrees to cooperate with the Ratepayer Advocate, Board Staff and other Signatory Parties in a good faith effort to develop a tariff applicable to interconnection of distributed generation.

23. Until implementation of low-income customer assistance plans by the Board in its pending Universal Service Fund proceeding (Docket No. EX00020091), which plans shall supersede the provisions of this paragraph, JCP&L agrees to implement a low-income customer assistance pilot plan ("PIP Pilot") similar to the plan that GPU's Pennsylvania utilities offer. The PIP Pilot shall initially be applicable to customers with incomes at or below 175% of poverty level, and, subject to the first sentence of this paragraph, will be implemented over a two-year period. Funding requirements will not exceed $2 million during 2002 and $3.5 million during 2003, which shall be funded by JCP&L through July 31, 2003. The PIP Pilot shall be discontinued effective August 1, 2003 unless the net program costs, including any arrearage forgiveness costs, shall be included in the societal benefits charge (SBC), or other acceptable cost recovery mechanism, and recovered from customers prospectively commencing August 1, 2003.

      JCP&L will work with the Ratepayer Advocate and Board Staff to develop the specific details and requirements of the PIP Pilot. Implementation of the PIP Pilot will not reduce the shopping credits during the transition period or reduce expenditures already included in JCP&L's existing social benefits expenditures including but not limited to contributions to NJ SHARES and will not impact JCP&L's obligations under the Board's Final Decision & Order, dated Match 9, 2001, in the Board's Comprehensive Resource Analysis proceeding (Docket Nos. EX99050347, EX99050348), as the same may be amended or modified.

24. JCP&L will make available to schools and libraries within its service territory, that the New Jersey Department of Education identifies as deficient, technology improvement grants in the total amount of $1 million. The amounts made available under this program will be dispersed during the first 12 months following consummation of the merger.

EMPLOYEES

25. FirstEnergy has provided on a confidential basis to Board Staff and the Ratepayer Advocate a detailed (although preliminary) plan delineating the post-merger organization of the Northern and Central Regions by job title and function. Although the final organization will not be determined until or about the time of consummation of the Merger, FirstEnergy commits that the staffing of such JCP&L regional organizations in terms of numbers of positions, responsibility, authority and functions will be almost totally unaffected by the Merger. More particularly, FirstEnergy has represented that as a result of the merger and over the next several years, it is anticipated that approximately 1,250 employee positions will be eliminated or consolidated as a result of the merger. Of that total, depending on severance package acceptance, as well as the location of personnel with virtual offices and other factors, it is anticipated that between 185 and 225 of those positions will be within JCP&L's or GPU's operations in New Jersey over the twelve months following consummation of the merger, and that between 250 and 300 of the positions ultimately eliminated will be within JCP&L's or GPU's New Jersey operations. FirstEnergy also has provided on a confidential basis to Board Staff and the Ratepayer Advocate the preliminary plan outlining the proposed structure of JCP&L's current rates, legislative, regulatory and customer choice functions and the Executive Office of Consumer Advocacy. FirstEnergy further commits that an adequate number of positions staffed with people familiar with New Jersey's and JCP&L's rates, regulatory, reliability, engineering and labor relations matters shall be maintained. Within 60 days of merger closing, FirstEnergy will provide final organization charts for JCP&L's Northern and Central Regions to Board Staff and the Ratepayer Advocate.

26. FirstEnergy and JCP&L agree that JCP&L will honor all JCP&L pre-merger contracts, agreements, collective bargaining agreements and commitments which apply to current or former employees of JCP&L as well as all present obligations to employees from pre-existing pensions and retirement benefits, whether presently vested or contingent, as they become due.

27. FirstEnergy agrees to honor the Memorandum of Agreement ("MOA") contract extension with JCP&L's bargaining unit employees (approximately 1600 employees) that through October 2004 protects against involuntary layoffs and provides for increases in compensation and benefits. FirstEnergy further agrees that, to the extent deemed necessary by regional management, it shall backfill, through employees and/or contractors, JCP&L's regional service reliability employees who may either retire or voluntarily resign through October 2004, so that the appropriate staffing level is maintained to assure safe, adequate and proper service. Regional management will have the responsibility to maintain staff at district offices sufficient to maintain reliability and service in compliance with Board requirements and orders.

28. Corporate and administrative employees of JCP&L whose positions are eliminated within 18 months of merger closing will either be offered employment elsewhere within FirstEnergy or will receive the enhanced severance package, including outplacement assistance.

29. FirstEnergy agrees that it will take no action following the consummation of the merger that would reduce the accrued pension benefits of any GPU employee. FirstEnergy further agrees that, in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"), it will continue to utilize pension assets for the exclusive purpose of providing accrued benefits to participants (including GPU employees) and their beneficiaries in accordance with the terms of the applicable pension plan.

SERVICE

30. FirstEnergy will use its best efforts to implement its Power Systems Institute training program for linemen and other skilled electrical workers in JCP&L's territory, tailored to meet the specific needs of JCP&L's service territory.

31. FirstEnergy will maintain two New Jersey regional headquarters for JCP&L, staffed by an adequate number of senior-level regional decision-makers who are familiar with New Jersey and in-state issues. FirstEnergy will provide, within thirty days of merger closing a description of the function and authority of Regional Presidents to demonstrate the accountability of such positions for ensuring customer satisfaction and reliable service. Regional presidents in charge of service quality and reliability and their regional directors will be located in New Jersey. Post-merger, FirstEnergy's board of directors initially will comprise 16 directors with 10 to be designated by FirstEnergy's current board of directors and six to be designated by GPU's current board of directors as stated at page 12 of the Joint Petition.

32. FirstEnergy will assure that any merger-related staffing reductions in JCP&L's unionized distribution system operation and maintenance group will be made in conformance with the Board's May 1, 2000 Order (Docket No. EA99070485) and June 6, 2001 Order (Docket No. EX99070483), which require, among other things, that, prior to implementation of reductions in unionized transmission and distribution employees, JCP&L shall submit to the Board a detailed study of transmission and distribution work programs, labor hour requirements and gap analysis of reliability requirements versus resource adequacy. That study shall demonstrate that "further workforce reductions will not adversely impact overall reliability performance including SAIFI, CAIDI, inspection and maintenance schedules and power quality." Additionally, pursuant to the Board's Order in Docket No. EX99070483, dated June 6, 2001, FirstEnergy agrees that it will not offer any enhanced retirement package or plan (VERP, etc.) to JCP&L's service reliability unionized employees (lineman, substation/network employees, etc.) through October 2004.

33. FirstEnergy is committed to improving JCP&L's reliability and customer service performance. JCP&L will continue its programs in compliance with the Board's Phase I, Phase II and Phase III Orders entered in its outage and reliability investigations (BPU Dkt. Nos. EX99100763, EA99070485 and EX99070483), and will be subject to and follow the Board's Interim Electric Distribution Service Reliability and Quality Standards, set forth at N.J.A.C. 14:5-7. FirstEnergy is committed to working with the Board toward promulgation of appropriate final reliability standards and to supporting JCP&L in its efforts to meet these standards. FirstEnergy agrees that JCP&L will follow all other reliability directives from previous Board orders applicable to it. FirstEnergy agrees that JCP&L will keep up with its three year reliability improvement work plan as presented to Board Staff and complete this program by the end of year 2002, and that

      JCP&L will maintain sufficient employee and contractor workforce levels to enable it to comply with these commitments. JCP&L will continue to meet with Board Staff to review and modify the work plan to assure that the proposed projects are the most appropriate to assure customer reliability. This will allow for adjustments to be made in light of the dynamic nature of the electric system, changing customer needs and developing technology. The plan includes utility infrastructure improvements such as upgrading of transmission/subtransmission and distribution lines, adding transformer capacities at the substations, installing additional distribution capacitors and conducting circuit reliability analysis. The plan also includes various infrastructure inspection and maintenance programs. JCP&L will continue its aggressive transformer maintenance program and reporting to the Board consistent with the June 6, 2001 Board Order. JCP&L will report its CAIDI and SAIFI numbers on a quarterly basis and will conduct periodic internal audits of its maintenance practices in accordance with the June 6, 2001 Order, and will provide copies of the audits to Board Staff. JCP&L will continue its Community Connection Program. JCP&L agrees that it will discuss with Board Staff any proposal to consolidate, relocate or close an existing district office (which is an office to which work crews report) in New Jersey prior to implementation.

34. FirstEnergy and JCP&L will retain the existing six New Jersey customer payment centers (i.e., walk-in offices where customers can pay bills) for a period of at least 5 years. At any time, should FirstEnergy or JCP&L seek to relocate any such center or centers to another location in New Jersey, FirstEnergy and JCP&L will fully comply with the notice and approval requirements of N.J.A.C. 14:3-5.1 and with any other applicable statute, law, regulation or Board order.

35. FirstEnergy will implement its circuit reliability index program in JCP&L's service territory. This reliability index is a blended calculation utilizing CAIDI, SAIDI, SAIFI, substation lockouts, and momentary interruptions (MAIFI) to evaluate the overall circuit performance. By identifying individual circuits that are not meeting FirstEnergy's standards, analyzing these circuits monthly to identify root causes of the performance, and targeting specific reliability improvement projects where they are needed, FirstEnergy will focus its reliability efforts in a manner consistent with the expectations of its customers. This program is in addition to FirstEnergy's and JCP&L's commitment that JCP&L will comply with the Board's Interim Electric Distribution Service Reliability and Quality Standards set forth at N.J.A.C. 14:5-7.

36. FirstEnergy and JCP&L agree that JCP&L will attend and fully participate in a series of meetings designed to focus JCP&L's reliability efforts in a manner consistent with the expectations of its customers and to mark and review progress in improving reliability in New Jersey. The meetings will be convened by Board Staff and will also be attended by the Ratepayer Advocate. The participants will meet at least four times between the approval of the merger and June 30, 2002. Discussion areas will include JCP&L's Service Reliability and Quality Index Program, the Company's progress in improving restoration, the Company's Community Connections program and customer performance indicators.

37. FirstEnergy will commit its resources and workforce to directly and quickly address JCP&L storm restoration problem areas on a priority basis over non-FirstEnergy companies.

38.   Regarding JCP&L's relationship with PJM post-merger:

      a. FirstEnergy agrees not to withdraw JCP&L's transmission assets from the operational control of PJM unless the merged company, or such subsidiary or affiliate thereof, has first applied for and obtained authorization by order of the Board, and such petition shall be granted only upon an affirmative showing that, at a minimum, a withdrawal would ensure the continued provision of safe, adequate and proper service to the citizens and businesses of the State and would promote reliability and competitive markets. Notice of the filing of any such petition with the Board will be provided to the Ratepayer Advocate and the other parties to this proceeding. FirstEnergy further agrees that these conditions are binding on the successors and assigns of the merged company and upon any buyer of any of JCP&L's transmission assets.

      b. At least 90 days prior to filing a petition to withdraw JCP&L's transmission assets from the operational control of PJM pursuant to paragraph a. above, FirstEnergy shall enter into a process at PJM with PJM and other stakeholders to attempt to resolve issues and concerns and thereby stay within the operational control of PJM. Such 90-day period shall be extended for such reasonable time as may be necessary to accommodate submission and acceptance of any tariff or rule change which may result from such 90-day process.

      c.    FirstEnergy will defend the merger conditions agreed to in paragraph
            a. above against any challenges to such conditions or their enforceability before any administrative body or court of competent jurisdiction.

      d. FirstEnergy will not withdraw JCP&L's transmission assets from the operational control of PJM for five years from the date the Board of Public Utilities approves the proposed merger. Subsequent to the five year period referenced within this subparagraph, the provisions of subparagraph (a) above shall apply.

39. On or before approval of the merger, FirstEnergy will provide Board Staff with a copy of or description of the collection policies that will be used by JCP&L after the merger to the extent that they are different than JCP&L's current practices. In any event, FirstEnergy's policies as implemented by JCP&L with respect to collections will comply with applicable Board regulations with respect to collections practices.

40. FirstEnergy commits that New Jersey will receive at least equal or, where appropriate, additional funding priorities as compared with Pennsylvania and Ohio with regard to electric system upgrades, capital projects, staffing and maintenance programs in the new corporate structure.

41. Within 90 days after merger closing, FirstEnergy will provide Board Staff with the location of the call centers that will be used for JCP&L customers when calling the Company. All call center operations no matter where situated will be staffed by representatives trained and capable to provide customers with at least the same quality of customer service as they do today. Such representatives will be trained and be familiar with JCP&L's service territory issues, New Jersey regulations, Board policy, JCP&L tariffs and the New Jersey Customer Choice Program. JCP&L agrees to notify the Board and Ratepayer Advocate at least 90 days prior to relocation of any such call center.

ADDITIONAL PUBLIC INTEREST CONSIDERATIONS

42. FirstEnergy will assure that JCP&L post-merger will comply with all Board Orders.

43. JCP&L will continue to play an important role in the economic growth of New Jersey and will continue to support the local communities it serves, as a responsible corporate citizen. To further underscore its commitment to the local communities, FirstEnergy agrees to maintain, for at least three years after the merger, and substantially at current aggregate levels, JCP&L charitable commitments to the communities served by JCP&L. Thereafter, FirstEnergy will make charitable commitments in those communities at levels substantially similar to the level of charitable commitments in communities served by FirstEnergy's existing subsidiaries.

44. SEC regulations restrict registered holding company investments in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs) to 50% of consolidated retained earnings in the absence of specific SEC authorization to exceed that level. In order to accommodate existing GPU, Inc. investments in EWGs and FUCOs and existing and anticipated FirstEnergy investments in EWGs (FirstEnergy is in the process of moving its generating assets into EWGs), and in light of the accounting for the merger, which will result in consolidated retained earnings for the merged entity of approximately $1 billion, an increase in the SEC authorization is required so that the merged entity will not be in violation of the SEC rules upon merger closing and will have some flexibility going forward. The SEC requires input from affected state commissions in considering requests for such increased authorization. The Signatory Parties hereby request the Board to support FirstEnergy's application to secure authority from the SEC to permit FirstEnergy investments in EWGs and FUCOs up to 500% of consolidated retained earnings.

45. Within 60 days of closing, Joint Petitioners will develop and submit for review by Board Staff and the Ratepayer Advocate a Customer Information Program designed to inform customers of the transaction, the continued oversight of the Board and the continuity of customer service procedures of JCP&L.

46. The Board of Directors of FirstEnergy Corp. will adopt a resolution authorizing or ratifying the execution of the Stipulation by FirstEnergy.

47. As part of the Stipulation, a principal of Deloitte Consulting L.P. will deliver the Certification regarding merger savings estimates attached hereto as Exhibit 2.

48. Upon execution of the Stipulation, Anthony Alexander, President of FirstEnergy Corp., will deliver Certifications regarding merger savings estimates and employee levels attached hereto as Exhibits 3 and 4.

49. FirstEnergy agrees that an independent accounting firm of national reputation, other than Deloitte and Touche, will be retained to audit the regulatory books of JCP&L at a time determined by Board Staff. JCP&L will pay the fees of such audit, pursuant to N.J.S.A. 48:2-16.4, but the auditors will report to Board Staff.

50. FirstEnergy agrees that independent consultants/auditors will be retained to review, on one occasion at a time determined by Board Staff, compliance by FirstEnergy and JCP&L with this Stipulation and prior Board Orders. JCP&L will pay the fees of such review, pursuant to N.J.S.A. 48:2-16.4, but the auditors will report to Board Staff. Nothing herein shall limit the Board's right to require other audits in accordance with applicable law.

51. The commitments herein set forth are conditioned upon the Board approving this stipulation in full and without modification, and further upon consummation of the merger.

                                   Exhibit 1


                                                             Transaction
                                                               Costs(1)
                                                               --------
Consultant Fees (Financial, Accounting, Tax, Etc.)           $16,000,000
Investment Bankers Fees                                       15,000,000
Legal                                                          5,000,000
Shareholder Meeting/Proxy                                      2,000,000
Commission Filing Fees(2)                                        426,702
Executive Separation Costs(3)                                 17,000,000
Facilities, Transportation and Employee Related Costs          3,000,000
Other                                                          1,573,298
                                                             -----------
Total                                                        $60,000,000

----------

(1) Transaction costs include FirstEnergy actual costs through March 2001 and estimates for costs to be incurred.

(2) Commission Filing Fees for Registration Statement on Form S-4.

(3) Executive Separation costs ("Golden Parachutes" listed on pages 62-63 of the proxy). The actual cost that will be incurred will depend on those individuals who actually exercise such rights. Neither Mr. Hafer or Ms. Snyder are included in this amount because they will have employment agreements with FirstEnergy as identified in the proxy. However, there is the ability to terminate their employment during a two year period which would trigger enhanced severance payments. If employment was terminated for both of them the additional cost would be approximately $17,000,000.

                                                                       Exhibit 2


RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, New Jersey 07962-1981
(973) 538-0800

Attorneys for Petitioner,
FirstEnergy Corp.

THELEN REID & PRIEST LLP
65 Madison Avenue
Suite 100
Morristown, NJ 07960-7307
(973) 644-3400

Attorneys for Petitioner,
Jersey Central Power & Light Co., doing business as GPU Energy

---------------------------------------
IN THE MATTER OF THE JOINT PETITION OF
FIRSTENERGY CORP. AND JERSEY
CENTRAL POWER & LIGHT COMPANY,
DOING BUSINESS AS GPU ENERGY, FOR
APPROVAL OF A CHANGE IN OWNERSHIP
AND ACQUISITION OF CONTROL OF A NEW
JERSEY PUBLIC UTILITY AND OTHER RELIEF
---------------------------------------

STATE OF NEW JERSEY
OFFICE OF ADMINISTRATIVE LAW

BPU DOCKET NO. EM00110870

OAL DOCKET NO. PUCOT 01585-01N

CERTIFICATION OF
JAMES E. KISSEL, JR.

      I, James E. Kissel, Jr., of full age, hereby certify as follows:

      1. I am a Principal with Deloitte Consulting L.P., where I specialize in merger and acquisition consulting for the utility industry. I graduated from the University of Alabama with a Bachelor of Science in Industrial Engineering degree and from Georgia Institute of Technology with a Master of Science degree in Management. In March of 1984, I joined Energy Management Associates Inc.
(EMA), where I assisted utilities with corporate, financial, regulatory and generation planning studies, including: capital budgeting, regulatory accounting, cost of service, marginal cost, allocations, economic feasibility studies, production costing, generation planning and integrated resource planning. At the time I departed EMA, I was the Vice President responsible for the long range planning services offered to utilities. In March 1994, I joined Deloitte Consulting and have continued to specialize in the utility industry and have primarily been involved in merger and acquisition consulting. In my current position as Principal with Deloitte Consulting L.P., I have assisted managements from a number of electric utilities in their identification, evaluation and integration of acquisitions, including: screening analysis; assessment of merger related cost reduction opportunities; development of regulatory strategies; planning and execution of merger integration; and, assignment and allocation of costs and benefits related to mergers and acquisitions. In addition to involvement in the assessment of synergies for actual, proposed and potential transactions, I was a lead consultant from Deloitte Consulting during the integration planning for Brooklyn Union Gas and Long Island Lighting, American Electric Power and Central and South West Corporation, and FirstEnergy and GPU Energy. In addition to my involvement in merger and acquisition consulting for Deloitte Consulting, I have participated in numerous other utility consulting engagements in the areas of corporate growth, business process reengineering, benchmarking, strategic planning, information technology assessments, economic feasibility studies, organizational analysis, regulatory planning and analysis, testimony and financial analysis.

      2. Deloitte Consulting assisted the management of FirstEnergy Corp. and GPU, Inc. (collectively, the "Companies") in directing the merger transition planning process, which included the identification and quantification of potential cost savings resulting from the merger. I was integrally involved in this work.

      3. The merger of the Companies is anticipated to result in recurring cost savings. An estimated ten-year cumulative net nonproduction system-wide cost savings of $1.59 billion (net of approximately $335 million of costs to achieve these savings) is expected by the managements of the Companies. The estimated net nonproduction cost savings referenced above were developed on an inflated cost basis over a ten-year period.

      4. The estimated net nonproduction cost savings referenced above reflect only merger related savings. Merger related savings are those directly related to the completion of a merger and could not be obtained absent the merger. For example, merger related savings would include the reduction of total costs through the avoidance of duplication or overlap as well as the ability to extend resources over a broader base of activity than would naturally occur through either company's stand-alone consolidation of similar functions. Without the merger, each company would continue to expend amounts on related activities and, as a result, would incur stand-alone cost levels higher than they would through their combination.

      5. The estimated nonproduction cost savings referenced above were jointly developed by merger teams including management personnel from both Companies. This joint development of merger-related cost savings through merger teams provides a sound basis for identification and quantification and results in well-documented, thoughtfully considered savings components. As a result, the process utilized by the Companies was comprehensive and captures all significant sources of merger savings typically available.

      6. The estimated net nonproduction cost savings referenced above only include the costs necessary to realize the potential cost savings and do not include the cost of the underlying transaction.

      7. Based on my experience in other mergers and on my direct involvement in working with the management of the Companies in designing the approach and the review processes for identifying, evaluating, and quantifying estimated cost savings in this, as well as, other merger transactions, it is my opinion that the process utilized by the Companies for estimating potential merger cost savings was consistent with the process utilized by other companies in previous merger transactions. The level of merger savings identified by the Companies is consistent with those developed by other companies in similar situations and are reasonably achievable provided that the Companies execute their integration plans as planned.

      I certify that the foregoing statements by me are true. I am aware that any willful misstatement may subject me to punishment.



                                        /s/ James E. Kissel, Jr.
                                        ----------------------------------------
                                        James E. Kissel, Jr.

Dated: August 17, 2001

                                                                       Exhibit 3


RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, New Jersey 07962-1981
(973) 538-0800

Attorneys for Petitioner,
FirstEnergy Corp.

THELEN REID & PRIEST LLP
65 Madison Avenue
Suite 100
Morristown, NJ 07960-7307
(973)644-3400

Attorneys for Petitioner,
Jersey Central Power & Light Company, doing business as GPU Energy

---------------------------------------
IN THE MATTER OF THE JOINT PETITION OF
FIRSTENERGY CORP. AND JERSEY CENTRAL
POWER & LIGHT COMPANY, DOING BUSINESS
AS GPU ENERGY, FOR APPROVAL OF A
CHANGE IN OWNERSHIP AND ACQUISITION
OF CONTROL OF A NEW JERSEY PUBLIC
UTILITY AND OTHER RELIEF
---------------------------------------

STATE OF NEW JERSEY
OFFICE OF ADMINISTRATIVE LAW

BPU DOCKET NO. EM00110870

OAL DOCKET NO. PUCOT 01585-O1N

CERTIFICATION OF
ANTHONY J. ALEXANDER

      I, Anthony J. Alexander, of full age, hereby certify as follows:

      1. I am President of FirstEnergy Corp. ("FirstEnergy"). In such capacity, I have responsibility for communications, governmental affairs, sales and marketing, business development, power trading and wholesale transactions, and fossil generation operations. I am also generally responsible for FirstEnergy's heating, ventilation, and air conditioning and natural gas businesses.

      2. I have reviewed and am familiar with the work undertaken by Deloitte Consulting L.P. concerning the certification and quantification of potential cost savings resulting from the merger of FirstEnergy and GPU, Inc., which resulted in estimated ten-year cumulative net nonproduction system-wide cost savings of $1.59 billion (net of approximately $335 million of costs to achieve these savings), all as discussed in the Certification of James E. Kissel, Jr. being filed as Exhibit 2 to the attached Stipulation and as reflected and discussed in Exhibits P-17 (pp. 8-9), P-26 and P-27, which have been entered into the record post-hearings.

      3. Based on my review of Deloitte Consulting L.P.'s work and my experience with the previous merger involving FirstEnergy, I believe that the level of merger savings identified is a reasonable estimate of merger savings.

      I certify that the foregoing statements by me are true. I am aware that any willful misstatement may subject me to punishment.



                                        /s/ Anthony J. Alexander
                                        ----------------------------------------
                                        Anthony J. Alexander

Dated: August 17, 2001

                                                                       Exhibit 4


RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, New Jersey 07962-1981
(973)538-0800

Attorneys for Petitioner,
FirstEnergy Corp.

THELEN REID & PRIEST LLP
65 Madison Avenue
Suite 100
Morristown, NJ 07960-7307
(973) 644-3400

Attorneys for Petitioner,
Jersey Central Power & Light Company, doing business as GPU Energy

---------------------------------------
IN THE MATTER OF THE JOINT PETITION OF
FIRSTENERGY CORP. AND JERSEY CENTRAL
POWER & LIGHT COMPANY, DOING BUSINESS
AS GPU ENERGY, FOR APPROVAL OF A
CHANGE IN OWNERSHIP AND ACQUISITION
OF CONTROL OF A NEW JERSEY PUBLIC
UTILITY AND OTHER RELIEF
---------------------------------------

STATE OF NEW JERSEY
OFFICE OF ADMINISTRATIVE LAW

BPU DOCKET NO. EM00110870

OAL DOCKET NO. PUCOT 01585-01N

CERTIFICATION OF
ANTHONY J. ALEXANDER

      I, Anthony J. Alexander, of full age, hereby certify as follows:

      1. I am President of FirstEnergy Corp. ("FirstEnergy"). In such capacity, I have responsibility for communications, governmental affairs, sales and marketing, business development, power trading and wholesale transactions, and fossil generation operations. I am also generally responsible for FirstEnergy's heating, ventilation, and air conditioning and natural gas businesses.

      2. I am familiar with the information concerning various organizational structure, employment, workforce, reliability, customer service and other matters relating to the pending merger between FirstEnergy and GPU, Inc., which have been entered into the record post-hearings as Exhibits P-17 (except pp. 8-9), P-18 through P-25 and P-28 through P-33.

      3. To the best of my knowledge, information and belief, the information provided in the Exhibits identified in paragraph 2 above, insofar is it relates to factual data, is accurate and, insofar as it relates to projections or estimates of the future, accurately reflects the status of current, although preliminary, planning for the merged company, is based on reasonable assumptions and projections and, therefore, represents the best projection of the information contained therein that is available as of the date hereof.

      I certify that the foregoing statements by me are true. I am aware that any willful misstatement may subject me to punishment.



                                        /s/ Anthony J. Alexander
                                        ----------------------------------------
                                        Anthony J. Alexander

Dated: August 17, 2001

                                  [SEAL LOGO]

                               State of New Jersey
[STAMP]                   OFFICE OF ADMINISTRATIVE LAW
                              185 Washington Street
                            Newark, New Jersey 07102
                                 (201) 648-7245

                                                              NORTH

                                                      Date  AUG 30 2001
                                                          ----------------------

Re Initial Decisions for Receipt

      Receipt of the following decisions from the Office of Administrative Law (as well as a copy of this form) is acknowledged as of the date indicated below

OAL Docket No. PUC                                     Case Name
1585-01                                 In the matter of the joint petition
                                        of FirstEnergy Corp. & Jersey Central


                                        Board of Regulatory Commissioners
                                        2 Gateway Center
                                        Newark, New Jersey 07102

Date    8-30-01                         /s/ Floyd Lang Jr.
    -------------------                 ----------------------------------------
                                        Board of Regulatory Commissioners

                  NEW JERSEY IS AN EQUAL OPPORTUNITY EMPLOYER

                                  SERVICE LIST
 I/M/O THE JOINT PETITION OF FIRSTENERGY CORP. AND JERSEY CENTRAL POWER & LIGHT
  COMPANY, DOING BUSINESS AS GPU ENERGY, FOR APPROVAL OF A CHANGE IN OWNERSHIP
   AND ACQUISITION OF CONTROL OF A NEW JERSEY PUBLIC UTILITY AND OTHER RELIEF
                           BPU DOCKET NO.: EM00110870

BPU STAFF
Helene Bloom, Bureau Chief
Division of Audits
NJ Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-4953
Fax: 973-648-2848
E-mail: bloom@bpu.state.nj.us

Frank Perrotti, Director
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-7290
Fax: 973-648-2467
Email: perrotti@bpu.state.nj.us

Nueva Elma, Bureau Chief
Division of Service Evaluation
NJ Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-6962
Fax: 973-648-2242
E-mail: elma@bpu.state.nj.us

Dr Fred S Grygiel, Chief Economist
Office of the Chief Economist
NJ Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-3860
Fax: 973-648-4410
E-mail: grygiel@bpu.state.nj.us

Sheila Iannaccone, Bureau Chief
Division of Service Evaluation
NJ Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-048-3705
Fax: 648-2242
E-mail: iannaccone@bpu.state.nj.us

Kent Papsun, Director
Division of Customer Relations
NJ Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-4436
Fax: 973-648-2836
E-mail: papsun@bpu.state.nj.us

Walter Szymanski, Director
Division of Audits
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-4622
Fax: 973-648-2848
E-mail: szymanski@bpu.state.nj.us

Mark Beyer
Office of the Chief Economist
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 648-3414
Fax: 648-4410
E-mail: beyer@bpu.state.nj.us

Michael Davenport
Division of Audits
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-4061
Fax: 973-648-2848
E-mail: davenport@bpu.state.nj.us

Alice Bator
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-048-2448
Fax: 973-648-7420/2467
E-mail: alice.bator@bpu.state.nj.us

George Riepe
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-2160
Fax: 973-048-7420/2467

Rene Demuynck
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 609-777-3337
Fax: 609-777-3336
E-mail: demuynck@bpu.state.nj.us

Mamdouh Fahmy
Division of Energy-
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-7666
Fax: 973-648-7420/2467
E-mail: fahmy@bpu.state.nj.us

Mike Kammer
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-2023
Fax: 973-648-7420/2467

Dr. Son Lin Lai
Office of the Chief Economist
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-3454
Fax: 973-648-4410

Bharat C. Patel
Board of Public Utilities
44 South Clinton Avenue
P O Box 350
Trenton, NJ 08625
Tel: 609-777-3308
Fax: 609-777-3330
E-mail: patel@bpu.state.nj.us

John Caleca
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-7699
Fax: 973-648-4410
E-mail: reilly@orion.bpu.state.nj.us

Riaz Shaikh, Supervising Engineer
Division of Service Evaluation
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-6907
Fax: 973-648-2242
E-mail: shaikhr@bpu.state.nj.us

Naji Ugoji
Division of Energy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102
Tel: 973-648-2219
Fax: 973-648-7420/2467
E-mail: ugoji@bpu.state.nj.us

DEPUTY ATTORNEY GENERAL
Grace Kurdian, DAG
Ray Lamboy, DAG
Division of Law
124 Halsey Street
P.O Box 45029
Newark, NJ 07101
Tel: 973-648-3762
Fax: 973-648-7156/3879
E-mails: kurdigra@law.dol.lps.state.nj.us
         lamboray@law.dol.lps.state.nj.us

RATEPAYER ADVOCATE
Blossom A Peretz, Esq
Ami Morita, Esq
Badrhn Ubushin, Esq
Kurt Lewandowski, Esq.
Division of Ratepayer Advocate
31 Clinton Street
P O. Box 46005
Newark, NJ 07101
Tel: 973-648-2690
Fax: 973-648-2193
E-mail(s): bpertz@rpa.state.nj.us
           lgurkas@rpa.state.nj.us
           amorita@rpa.state.nj.us
           bubushin@rpa.state.nj.us
           klewando@rpa.state.nj.us

David Peterson
Chesapeake Regulatory Consulting, Inc.
10351 Southern Maryland Blvd
Dunkirk, MD 20754
E-mail: davep@chesapeake.net

James Rothschild
Rothschild Financial Consulting Service
115 Scarlet Oak Drive, Suite 202
Wilton, Connecticut 06897
E-mail: jrothschild@home.com

Barbara Alexander
Consumer Affairs Consultant
15 Wedgewood Drive
Winthrop, Maine 04364
Email: barbalex@ctel.net

Paul Chernick
Resource Insight, Inc
347 Broadway
Perretti, LLP
Cambridge, MA 02139
E-mail: pchernick@resourceinsight.com

David Schlissel
45 Horace Road
Belmont, MA 02178
E-mail: dschlissel@synapse-energy.com

Bruce Biewald
Synapse Energy Economics, Inc.
101 Chilton Street
Cambridge, MA 02138
E-mail: biewald@synapse-energy.com

GPU ENERGY
Michael J Connolly, V.P, Law
GPU Energy
300 Madison Avenue
Morristown, NJ 07980
Tel: 973-401-8245
Fax: 973-993-4801
E-mail: mconnolly@gpu.com

Michael J. Filippone, Director of Rates, NJ
GPU Energy
300 Madison Avenue
Morristown, NJ 07960
Tel: 973-401-8991
Fax: 973-401-8224
E-mail: mfilippone@gpu.com

Marc B Lasky, Esq.
Gerald W Conway, Esq
Thelen, Reid, & Priest, LLP
65 Madison Avenue
Morristown, NJ 07960
Tel: 973-644-3400
Fax: 973-644-3159
E-mail(s): mlasky@thelenreid.com
           gconway@thelenreid.com

FIRSTENERGY CORP.
Stephen L. Feld, Esq.
Senior Attorney
FirstEnergy Corp
76 South Main Street
Akron, Ohio 44308
Tel: 330-761-4207
Fax: 330-384-3875
E-mail: felds@firstenergycorp.com

Vincent J. Sharkey, Jr., Esq
Edward K DeHope, Esq
Riker, Danzig, Scherer, Hyland & Perretti, LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, NJ 07962
Tel: 973-538-0800
Fax: 973-538-1984
E-mail(s): vsharkey@riker.com
           edehope@riker.com

Leila Vespoli, Esq.
Senior V P and General Counsel
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308
Tel: 330-384-5800
Fax: 330-761-4101
E-mail: vespolil@firstenergcorp.com

EXELON
Martin C. Rothfelder, Esq.
The Rothfelder Law Offices
625 Central Avenue
Westfield, NJ 07090
Tel: 908-301-1211
Fax: 908-301-1212
E-mail: rothfelder@rlo-law-com

IEPNJ
William Harla, Esq
DeCotiis, Fitzpatrick, Gluck, Hayden,
& Cole, LLP
Glenpointe Centre West
500 Frank W. Burr Boulevard
Teaneck, NJ 07666
Tel: 201-907-5205
Fax: 201-928-0588
E-mail: wharla@dfglaw.com

NJ BUSINESS USERS
Phyllis J. Kessler, Esq
Kudman, Trachten, Kessler, Newman &
Rich LLP
350 Fifth Avenue, Suite 4400
New York, NY 10118
Tel: 212-868-1010
Fax: 212-686-0013
E-mail: pkessler@kudmanlaw.com

NJ NATURAL GAS
Tracey Thayer
Sr. Regulatory Affairs Consultant
New Jersey Natural Gas
1415 Wyckoff Road
P O. Box 1464
Wall, NJ 07719
Tel: 732-919-8025
Fax: 732-938-2620
E-mail: thayer@njng.com

PJM
William D. Lavery, Jr., Esq.
Cozen & 0'Connor
LibertyView B Suite 300
457 Haddonfield Road
Cherry Hill, NJ 08002
Tel: 856-910-5020
Fax: 856-910-5075
E-mail: wlavery@cozen.com

SHELL ENERGY
Steven S. Goldenberg, Esq.
Greenbaum, Rowe, Smith, Ravin, Davis &
Himmell LLP
Metro Corporate Campus One
P.O. Box 5600
Woodbridge, NJ 07095
Tel: 732-549-5600
Fax: 732-549-1881
Email: sgoldenberg@greenbaumlaw@com
       glawrence@mwe.com

UBS O'CONNOR
Anthony C Adonizio, Esq
250 North 24th Street
Camp Hill, PA, 17011
Tel: 717-730-2052
Fax: 717-730-0719
email: acadon@ezonline com